AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON JUNE 30, 1998
                                                           REGISTRATION NO. 333-

            SECURITIES AND EXCHANGE COMMISSIONWASHINGTON, D.C. 20549
                                    FORM SB-2
                             REGISTRATION STATEMENT
                                      UNDER
                           THE SECURITIES ACT OF 1933
                   ATLANTIC INTERNATIONAL ENTERTAINMENT, LTD.
             (Exact name of registrant as specified in its charter)


       Delaware                        1040                      13-3858917
(State or other jurisdiction        (Primary Standard           (I.R.S. employer
of incorporation or organization)   Classification Code Number) identification number)

                           200 EAST PALMETTO PARK ROAD
                                   SUITE 200
                           BOCA RATON, FLORIDA 33431
                                 (561) 393-6685
               (Address, including zip code, and telephone number,
        including area code, of registrant's principal executive offices)


                              HARRY WINDERMAN, ESQ.
                                GENERAL COUNSEL
                   ATLANTIC INTERNATIONAL ENTERTAINMENT, LTD.
                           200 EAST PALMETTO PARK ROAD
                                    SUITE 200
                           BOCA RATON, FLORIDA 33431
                                 (561) 393-6685
            (Name, address, including zip code, and telephone number,
                   including area code, of agent for service)

      APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC: At such time or times as may be determined by the Selling Stockholders after this Registration Statement becomes effective.

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.[ ]

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box.[]


                         CALCULATION OF REGISTRATION FEE
--------------------------------------------------------------------------------------------------
Title of Each Class of            Amount to be    Proposed         Proposed          Amount of
Securities to be Registered       registered      Maximum          Maximum           Registration
                                                  Aggregate        Aggregate         Fee
                                                  Offering Price   Offering Price
                                                  Per Share
--------------------------------------------------------------------------------------------------
Common Stock, $.001 par            320,513(1)      $3.77(1)(2)       $1,207,042(1)    $356.08
value, issuable upon
conversion of 5%
Convertible Preferred
Stock
--------------------------------------------------------------------------------------------------
Total . . . . . . . . . .$356.00
--------------------------------------------------------------------------------------------------

(1) Represents 320,513 shares of Common Stock issuable upon conversion of 5% Convertible Preferred Stock at a conversion price of $3.12 per share. Pursuant to Rule 416 and 457(i), there are also registered hereby (i) an indeterminate number of shares of Common Stock issuable upon conversion of the Company's 5% Convertible Preferred Stock resulting from the fluctuating conversion rate of such Preferred Stock that is determined based upon the market price of the Company's publicly-traded Common Stock as of the date of the applicable conversion thereof, and (ii) an indeterminable number of shares of Common Stock that may become issuable by reason of anti-dilution provisions of the shares of Preferred Stock.

(2) Estimated solely for the purpose of calculating the registration fee in accordance with Rule 457 under the Securities Exchange Act of 1933, as amended (the "Securities Act"), based on $3.77, the per share average of high and low sales prices of the Common Stock on the Nasdaq Over-the-Counter Market on June 30, 1998.

         The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

  PROSPECTUS

                                 320,513 SHARES
                   ATLANTIC INTERNATIONAL ENTERTAINMENT, LTD.
                                  COMMON STOCK
                          (PAR VALUE $0.001 PER SHARE)

         This Prospectus relates to the reoffer and resale by certain selling stockholders (the "Selling Stockholders") of shares (the "Shares") of Common Stock, $0.001 par value per share (the "Common Stock"), of Atlantic International Entertainment, Ltd., a Delaware corporation (the "Corporation", "Company" or "AIE") comprised of an aggregate of 320,513 shares of Common Stock which will be issued by the Company to a certain Selling Stockholder upon the conversion of the 5% Convertible Preferred Stock ("Preferred Stock") of the Company. This Prospectus also relates, pursuant to Rules 417 and 457(i) promulgated under the Securities Act of 1933, as amended (the "Securities Act"), to the offer and resale by a certain Selling Stockholder of (i) an indeterminate number of shares of Common Stock that may become issuable by reason of the anti-dilution provisions of the Preferred Stock, and (ii) an indeterminate number of shares of Common Stock issuable upon conversion of the Preferred Stock resulting from a fluctuating conversion rate of such shares that is determined based upon the market price of the Company's publicly-traded Common Stock as of the date of the applicable conversion thereof. The Selling Stockholder has advised AIE that it proposes to offer such Shares which it may acquire for sale, from time to time, through brokers in brokerage transactions on the National Association of Securities Dealers Automated Quotation System (Over-the-Counter) ("NASDAQ"), to underwriters or dealers in negotiated transactions or in a combination of such methods of sale, at fixed prices which may be changed, at market prices prevailing at the time of sale, at prices related to such prevailing market prices or at negotiated prices. Brokers, dealers and underwriters that participate in the distribution of the Shares may be deemed to be underwriters under the Securities Act of 1933 (as amended, and together with the rules and regulations thereunder, the "Securities Act"), and any discounts or commissions received by them from the Selling Stockholder and any profit on the resale of Shares by them may be deemed to be underwriting discounts and commissions under the Securities Act. The Selling Stockholder may be deemed to be an underwriter under the Securities Act. See "Plan of Distribution".

         AIE will not receive any part of the proceeds from the sale of the Shares by the Selling Stockholder upon the conversion of the Preferred Stock. The Selling Stockholder will pay all applicable stock transfer taxes, brokerage commissions, underwriting discounts or commissions and the fees of Selling Stockholder's counsel, but AIE will bear all other expenses in connection with the offering made hereunder. AIE has agreed to indemnify the Selling Stockholder and underwriters of the Selling Stockholder against certain liabilities, including certain liabilities under the Securities Act, in connection with the registration and the offering and sale of the Shares.

         The Shares are listed on the NASDAQ (OVER-THE-COUNTER). The closing price per share of Common Stock on the NASDAQ (OVER-THE-COUNTER) on June 22, 1998, was $3.96.

         AN INVESTMENT IN THE SECURITIES OFFERED HEREBY INVOLVES A HIGH
           DEGREE OF RISK AND SHOULD ONLY BE MADE BY INVESTORS WHO CAN
                   AFFORD THE LOSS OF THEIR ENTIRE INVESTMENT.
                      SEE "RISK FACTORS" AT PAGE 7 HEREOF.

          THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE
           SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES
        COMMISSION NOR HAS THE SECURITIES AND EXCHANGE COMMISSION OR ANY
        STATE SECURITIES COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY
           OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A
                                CRIMINAL OFFENSE.

                  The date of this Prospectus is June 30, 1998.

                              AVAILABLE INFORMATION

The Company is subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act") and , in accordance therewith, files reports, proxy statements and other information with the Securities and Exchange Commission (the "Commission"). Such reports, proxy statements and other information can be inspected and copied at the public reference facilities maintained by the Commission at Room 1024, Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549 as well as at the following regional offices: 7 World Trade Center, Suite 1300, New York, New York 10048, and 500 West Madison Street, Suite 1400, Chicago, Illinois 60606-2511 upon payment of the fees prescribed by the Commission. Such material may also be accessed electronically by means of the Commission's home page on the internet at http//www.sec.gov.

The Company has also filed with the Commission a Form SB-2 Registration Statement (together with all amendments and exhibits thereto, the "Registration Statement") under the Securities Act with respect to the Shares offered hereby. This Prospectus does not contain all of the information set forth in the Registration Statement, certain parts of which are omitted in accordance with the rules and regulations of the Commission. For further information, reference is made to the Registration Statement.

                               PROSPECTUS SUMMARY

THE FOLLOWING SUMMARY IS QUALIFIED IN ITS ENTIRETY BY, AND SHOULD BE READ IN CONJUNCTION WITH, THE MORE DETAILED INFORMATION, INCLUDING THE FINANCIAL STATEMENTS AND THE NOTES THERETO, APPEARING ELSEWHERE IN THIS PROSPECTUS.

THIS  PROSPECTUS  CONTAINS  "FORWARD-LOOKING  STATEMENTS"  WITHIN THE MEANING OF
SECTION 27A OF THE SECURITIES ACT OF 1933, AS AMENDED (THE "SECURITIES ACT"), WHICH STATEMENTS REFLECT THE COMPANY'S VIEWS WITH RESPECT TO FUTURE EVENTS AND FINANCIAL PERFORMANCE AND ARE SUBJECT TO CERTAIN RISKS, UNCERTAINTIES AND ASSUMPTIONS THAT COULD CAUSE ACTUAL RESULTS TO VARY MATERIALLY FROM THOSE REFLECTED IN SUCH STATEMENTS, INCLUDING THOSE DISCUSSED IN "RISK FACTORS" ON PAGES 7 THROUGH 13.

The Company

         Atlantic International Entertainment, Ltd. (the "Company"), a Delaware corporation, develops and markets Interactive products and services in the Entertainment and Information Technology fields. The Company (formerly, Cine-Chrome Laboratories, Inc., Medco Health Care Services, Inc., Cine-Chrome Video Corp., Network 4, Inc. and CEEE Group Corporation) was incorporated in the state of Colorado in October 1939 under the name "Pacific Gold, Inc." to explore and develop gold and silver ore prospects and to operate mining and milling facilities. The Company conducted limited mining activities until operations ceased. The Company then sought new business opportunities as a development stage entity.

         In 1973 the Company changed its name to Cine-Chrome Laboratories, Inc. and operated a film processing lab in California. From 1984 until June 1994, the Company did not conduct any operations, transactions or business activities. In June 1994, the Company began acting as a corporate advisory operation which included acting as a "finder" with respect to U.S. public companies and providing advisory services concerning corporate structure and raising capital. Beginning in 1996, the Company has concentrated its business operations primarily on the manufacturing, marketing and development of Interactive products and services.. These products and services are focused on two major industries which include Interactive gaming & wagering and Information Technology products and services.

         Prior to July 16, 1996, the Company had no operations other than searching for a business combination. In July 1996, the Company consummated a share exchange pursuant to an Exchange of Stock Agreement and Plan of Reorganization with Atlantic International Capital Ltd., a Delaware corporation ("Atlantic Capital") and the former stockholders of Atlantic Capital (the "Stock Exchange Agreement"). As a result of the Stock Exchange Agreement, the business of Atlantic Capital became the business of the Company.

         On November 22, 1996, the Company merged with and into its wholly-owned Delaware subsidiary, Atlantic International Entertainment, Ltd., whereby the Company, among other things, (i) changed its state of incorporation to Delaware;
(ii) increased its authorized capital stock to 110,000,000 (100,000,000 shares of common stock, $.001 per share (the "Common Stock") and 10,000,000 shares of preferred stock, $.001 par value per share (the "Preferred Stock")); and (iii) effectuated a 1 for 3 share exchange. All shares referred to herein (unless specifically stated otherwise) refer to post split amounts.

         The Company acquired the major assets of RAM Associates, Inc. ("RAM") pursuant to a Purchase and Sale Agreement dated April 15, 1996. The RAM assets acquired by the Company included COMMUNITY CASINO and REALSPORTS(TM) that formed a part of the foundation of the Company's current gaming software products. Other products acquired from RAM included HOTEL HOTLINKS(TM) and CLUB INTERACTIVE. The Company has significantly improved and expanded its operational software and the software products developed by the Company. The Company continues to perform substantial development efforts to adapt to current technological advances.

         In March 1997, the Company concluded its purchase of the Internet Service Provider and developer The EmiNet Domain, Inc. Through the EmiNet Domain, Inc. the Company based it's Interactive non-gaming wagering products and services. In addition to dial-up Internet business, EmiNet, offers web hosting and development services to commercial markets. (See EmiNet Business, infra).

         The Company's executive offices are located at 200 East Palmetto Park Rd., Suite 200, Boca Raton, Florida 33432. The telephone number of the Company is (561) 393-6685. The Company maintains a home page on the Internet at http://www.aieltd.com.

                                  The Offering

Common Stock Offered by the Selling Stockholder             Up to 320,513 shares

Common Stock Outstanding                                    20,105,945 shares

Common Stock to be Outstanding after the Offering           20,426,458 shares

Use of Proceeds - The Company will not receive any of the proceeds from the sale of Shares by the Selling Stockholder or upon conversion of the Preferred Stock.

NASDAQ OTC Symbol                                           AIEE

Risk Factors An investment in the Shares involves a high degree of risk. See "Risk Factors" beginning on page _ of this Prospectus.

                             Summary Financial Data
                         (Dollar amounts and share data)

                                                                                                 THREE MONTHS
                                                       DECEMBER 31                              ENDED MARCH 31
                                                       -----------                              --------------
                                                 1997              1996                    1998                 1997

Revenue                                     $ 4,416,790        $  454,656             $ 1,155,041           $  604,248
Income [Loss] From Operations                 1,394,890          (427,975)                312,994              250,853
Net Income [Loss]                             1,047,317          (376,270)                278,687              245,670

Basic and Diluted Net Income [Loss]
   Per Common Share-
                                                   0.11             (0.04)                   0.03                 0.01
BALANCE SHEET DATA:

Working Capital                                 352,559           199,893                (448,097)              794,263
Total Assets                                  6,905,999         1,982,014               7,539,043            4,306,253
Total Liabilities                             1,959,380           302,879               2,015,862              333,342

Stockholder's Equity                         $4,946,619        $1,679,135             $ 5,523,181           $3,972,911

                                  RISK FACTORS

         An investment in the Shares offered hereby involves a high degree of risk. Prospective investors should carefully consider the following Risk Factors, as well as the other information contained in this Prospectus, before making an investment decision. This Prospectus contains forward-looking statements that involve risks and uncertainties. These statements appear throughout this Prospectus and include statements as to the intent, belief or current expectations of the Company and its directors, officers and management, with respect to the future operations, performance or position of the Company. Such forward-looking statements are not guarantees of future events and involve risks and uncertainties. Actual events and results, including the results of the Company's operations, could differ materially from those anticipated by such forward-looking statements, as a result of various factors, including those set forth below and elsewhere in this Prospectus. See " --Forward-Looking Statements."

Limited Operating History

         The Company commenced operations in July 1996 and, accordingly, has a limited operating history. For the year ending December 31, 1997, the Company had a net profit of approximately $1,000,000. The Company expects that it will continue to operate profitably in the near future. There can be no assurance that the Company will sustain profitability or achieve positive cash flow in the future.

Need for Additional Working Capital

         The Company believes that the net proceeds from its recent stock offerings, together with other available cash, will be sufficient to meet its operating expenses and capital requirements at least through March 1999. However, the Company's capital requirements depend on numerous factors, including the level of resources required to expand the Company's marketing and sales organization, information systems and research and development activities; the availability of hardware and software provided by third-party vendors; and other factors. The timing and amount of capital requirements are not entirely within the Company's control and cannot accurately be predicted. If capital requirements materially exceed those currently anticipated, the Company may require additional financing sooner than anticipated. The Company has no commitments for additional financing, and there can be no assurance that any such additional financing would be available in a timely manner, on terms acceptable to the Company, or at all. Further, any additional equity financing could be dilutive to the Company's then-existing stockholders and any debt financing could involve restrictive covenants with respect to future capital raising activities and other financial and operational matters. If the Company were unable to obtain additional financing as needed, it could be required to reduce the scope of its operations or its anticipated expansion, which could have a material adverse effect on the Company. See "Management's Discussion and Analysis of Financial Condition and Results of Operations--Liquidity and Capital Resources."

Competition

         The market for Internet gaming software is extremely competitive and highly fragmented. Inasmuch as there are no significant barriers to entry, the Company believes that competition in this market will intensify. The Company believes that its ability to compete successfully will depend on a number of factors, including strong market presence in its targeted geographic regions; the adequacy of the Company's software development and technical support services; the pricing policies of the Company, its competitors and its suppliers; the timing of introductions of new products by the Company and its competitors; the Company's ability to support existing and emerging industry standards; and industry and general economic trends. There can be no assurance that the Company will have the financial resources, technical expertise or marketing and support capabilities to compete successfully.

Dependence on the Internet; Uncertain Acceptance of the Internet as a Medium of Commerce and Communication

         The Company's business is dependent upon use of the Internet, primarily by individuals and, to a lesser extent, by businesses. The Company's success will depend in part upon the continuing development and expansion of the Internet and the market for Internet access. Critical issues concerning business and personal use of the Internet (including security, reliability, cost, ease of use, access and quality of service) remain unresolved and may significantly affect the growth of Internet use, and additional use-related issues may arise in the future. In addition, the volume of Internet traffic is constrained by available bandwidth. To the extent that bandwidth is insufficient to efficiently carry an expanding volume of traffic, users may find the Internet an unacceptable medium of commerce and communication and, as a result, may seek alternative media. Acceptance of the Internet for commerce and communications generally requires that potential users accept a new way of conducting business and exchanging information, industry participants continue to provide new and compelling content and applications, and the Internet provides a reliable and secure computer platform. There can be no assurance that the Internet market will grow or as to the rate of such growth. Moreover, the novelty of the Internet access market may also adversely affect the Company's ability to retain new subscribers, as subscribers unfamiliar with the Internet may be more likely to discontinue the Company's services after an initial trial period. A diminution in the growth of demand for Internet services or an absolute decrease in such demand could have a material adverse effect on the Company.

Rapid Technological Change; Evolving Industry Standards

         The Company's business is sensitive to fundamental changes in the method of Internet access delivery. Currently, the Internet is accessed primarily via computers connected by telephone lines. A number of alternative methods for users to connect to the Internet, including cable modems, satellites and other wireless telecommunications technologies, currently are under development. As the Internet becomes accessible through these technologies, or as user requirements as to access methods change, the Company may have to develop new software or modify its existing software. The Company's pursuit of these technological advances may require substantial time and expense, and there can be no assurance that the Company will succeed in adapting its Internet access business to alternate access methods. Any failure on the part of the Company to identify, adopt and use new software effectively, to develop its technical capabilities or to develop new services or enhance existing services in a timely and cost-effective manner could have a material adverse effect on the Company.

Dependence on Telecommunications Carriers and Other Suppliers

         The Company's customers rely on local telephone companies and others to provide data communications via local telecommunications lines and leased long distance lines. From time to time, the Company's customers have experienced difficulties and delays in receiving telecommunications services, and there can be no assurance that the Company's customers will be able to obtain such services on the scale and within the time frame required by the Company, on acceptable terms or at all.

Management of Growth

         The Company has experienced significant growth. This growth has placed, and may continue to place, significant strain on the Company's managerial, operational, financial and other resources. The Company believes that its performance and success will depend in part on its ability to manage its growth effectively. This, in turn, will require ongoing enhancement of its operating, administrative and financial and accounting systems, improvement of coordination among engineering, accounting, finance, marketing and operations functions, and the expansion of its work force and the training and management of its personnel. There can be no assurance that the Company will be able to manage its growth effectively, or that the Company's facilities, systems, procedures or controls will be adequate to support its operations. The inability of the Company to manage its growth effectively could have a material adverse effect on the Company.

Dependence on Key Personnel

         The Company is highly dependent on the technical and managerial skills of its key employees, including technical, sales, marketing, information systems, financial and executive personnel. Therefore, the success of its business is highly dependent upon its ability to retain such personnel and to identify, hire and retain additional personnel as the need arises. Competition for key personnel, particularly persons having technical expertise, is intense and there can be no assurance that the Company will be able to retain existing personnel or to identify or hire additional qualified personnel. The need for such personnel is particularly important in light of the anticipated demands of future growth. The inability of the Company to attract, hire or retain necessary personnel could have a material adverse effect on the Company. See "Management."

         The Company also is highly dependent on the continued services of its senior management team, which currently is composed of a small number of individuals. While certain executive officers and key employees are parties to employment agreements with the Company, such agreements are of limited duration and are subject to termination under certain circumstances. See "Management--Employment Agreements and Related Arrangements."

Government Regulation

         The legality of gaming through the use of the Internet is uncertain at this point. Since the sale of a foreign subsidiary which ran a sports book, the Company does not operate virtual casinos or Internet sports books. However, sales of the Company's products depend on the continued international growth of virtual casinos and Internet sports books. A number of United States federal and state statutes could be construed to prohibit gaming through use of the Internet. While the Company focuses its sales and marketing efforts in jurisdictions that allow private network and Interactive gaming which include Australian, Caribbean, African and American gaming markets, there can be no assurance that international, federal, state or local laws or regulatory procedures, including those which relate to the issue of jurisdiction over gaming on the Internet, which would adversely affect the Company's business, financial condition, results of operations or prospects will not be expanded or imposed.

Proprietary Rights; Risk of Infringement

         The Company believes that its success is dependent in part on its software and its continuing right to sell such software. The Company relies on a combination of copyright, trademark and trade secret laws and contractual restrictions to establish and protect its software. There can be no assurance that the steps taken by the Company will be sufficient to prevent misappropriation of its software and other proprietary property or that the Company's competitors will not independently develop software that are substantially equivalent or superior to the Company's software.

         There can be no assurance that third parties will not assert that the Company's services or its users' content infringe their proprietary rights. There can be no assurance that infringement claims will not be asserted against the Company in the future. Such claims could result in substantial costs and diversion of resources, even if ultimately decided in favor of the Company, and could have a material adverse effect on the Company, particularly if judgments on such claims were adverse to the Company. In the event a claim is asserted alleging that the Company has infringed the intellectual property or information of a third party, the Company may be required to seek licenses to continue to use such intellectual property. There can be no assurance, however, that such licenses would be offered or could be obtained on commercially acceptable terms, if at all. The failure to obtain necessary licenses or other rights could have a material adverse effect on the Company.

Certain Anti-Takeover Provisions

         Certain provisions of the Company's Amended and Restated Certificate of Incorporation (the "Charter") and Bylaws and of the Delaware General Corporation Law (the "Delaware Corporation Law") could delay or impede the removal of incumbent directors, make more difficult a merger, tender offer or proxy contest involving the Company, and could discourage a third party from attempting to acquire control of the Company, even if such events would be beneficial to the interests of some or all of the Company's stockholders. The Company currently has 100,000,000 shares authorized and after the possible conversion of the Preferred Stock only approximately 20,000,000 shares will be outstanding. The Company will have the ability to issue substantially more shares than are currently outstanding, thereby changing the control of the current stockholders' voting power. In addition, the Charter authorizes the Board of Directors to provide for the issuance of shares of Preferred Stock of the Company in one or more series. The Board of Directors is authorized to determine the rights, preferences, privileges and restrictions granted to, and imposed upon, any series of Preferred Stock and to fix the number of shares of any series of Preferred Stock and the designation of any such series, subject to the consent of the existing holders of Preferred Stock in certain instances. The Company has no current plans to issue any such Preferred Stock. The Company is also subject to the provisions of Section 203 of the Delaware Corporation Law. In general,
Section 203 prohibits a publicly held Delaware corporation from engaging in a "business combination" with an "interested stockholder" for a period of three years after the date of the transaction in which the person became an "interested stockholder," unless certain conditions are met. See "Description of Capital Stock--Certain Provisions of the Company's Charter and Bylaws and of Delaware Law."

Limited Public Market for Common Stock; Potential Volatility of Stock Price

         Prior to this offering, there has been a limited public market for the Common Stock trading on NASDAQ Over-the-Counter. Although the Company intends to apply to have the Common Stock approved for quotation on the American Stock Exchange, there can be no assurance that that application will be approved, that an increased public trading market for the Common Stock will develop or continue after this offering, or that the public offering price will correspond to the price at which the Common Stock will trade subsequent to this offering.

         The stock market has experienced price and volume fluctuations that have particularly affected the stocks of technology companies, resulting in changes in the market prices of stocks of many companies that may not have been directly related to the operating performance of those companies. Such broad market fluctuations may adversely affect the market price of the Common Stock following this offering. In addition, the market price of the Common Stock following this offering may be highly volatile. Factors such as variations in the Company's interim financial results, comments by securities analysts, announcements of technological innovations or new products by the Company or its competitors, changing market conditions in the industry (including changing demand for Internet access) changing government regulations, developments concerning the Company's proprietary rights or litigation, many of which are beyond its control, may have a material adverse effect on the market price of the Common Stock.

         The Company's operating results, cash flows and liquidity may fluctuate significantly over time. The Company's revenues depend on its ability to attract and retain subscribers. The Company generally offers its new subscribers a money-back guarantee pro-rated over the unused duration of the service term and subscribers to the Company's services have the option of discontinuing their service for any reason. The Company's expense levels are based in part on its expectations as to future revenues. To the extent that revenues are below expectations, the Company may be unable or unwilling to reduce expenses proportionately, and operating results, cash flows and liquidity therefore could be adversely affected. Due to the foregoing factors, it is likely that, from time to time in the future, the Company's quarterly or other operating results and/or growth rate will be below the expectations of public market analysts and investors. Such a failure to meet market expectations could have a material adverse effect on the market price of the Common Stock.

Shares Eligible for Future Sale

         Upon completion of this Registration, there will be 20,426,458 shares of Common Stock outstanding, 5,512,641 of which will be freely tradable without restriction. Sales of a substantial number of shares of Common Stock in the public market following this offering, or the perception that such sales could occur, could adversely affect the market price of the Common Stock prevailing from time to time and could impair the Company's future ability to raise capital through a sale of its equity securities.

Absence of Cash Dividends

         The Company has never declared or paid any cash dividends on its capital stock and does not anticipate paying cash dividends in the foreseeable future. See "Dividend Policy."

Control by Officers, Directors and Existing Shareholders

Currently, the officers, directors and existing shareholders of the Company have the right to vote 100% of the outstanding shares of Common Stock. The officers, directors and existing shareholders will control substantially all of the outstanding Common Stock after any conversion of the Preferred Stock. As a result, the present officers, directors and shareholders of the Company will continue to control the affairs of the Company, including the election of directors and, except as otherwise provided by law, other matters submitted to a vote of shareholders, including a merger, consolidation or other material matters regarding the Company.

Risks Inherent in International Operations

The Company does a substantial amount of its business in countries other than the United States. Although the Company requires all payments in United States Dollars, due to fluctuations in other countries' currency, the Company's customers may be required to pay additional amounts to the Company to adjust for said currency fluctuations. In addition, the economic conditions in other countries and in the global economy may require foreign countries to restrict the transfer of its capital to the United States and thereby restrict the receipt of income to the Company to foreign currency that may fluctuate in value in relation to the United States Dollar. The Company currently has not experienced any such difficulty and has no plans to protect against such risks.

Indemnification of Officers and Directors

         The Delaware Statutes permit a corporation to indemnify certain persons including officers and directors who are (or are threatened to be made) parties to any threatened, pending or completed action, suit or proceeding, against all expenses (including attorneys' fees) actually and reasonably incurred by, or imposed upon, him in connection with the defense of such action, suit or proceeding by reason of his being or having been a director or officer, except where he has been adjudged by a court of competent jurisdiction (and after exhaustion of all appeals) to be liable for gross negligence or willful misconduct in the performance of duty. The Company's Bylaws provide that the Company shall indemnify its officers and directors to the extent permitted by the Delaware law and thereby limit the actions that may be taken by the stockholders against the officers and directors.

Forward-Looking Statements

         The statements contained in this Prospectus that are not historical fact are "forward-looking statements," which can be identified by the use of forward-looking terminology such as "believes," "expects," "may," "will," "should," or "anticipates," the negatives thereof or other variations thereon or comparable terminology, and include statements as to the intent, belief or current expectations of the Company and its directors, officers and management with respect to the future operations, performance or position of the Company. These forward-looking statements are predictions. No assurances can be given that the future results indicated, whether expressed or implied, will be achieved. While sometimes presented with numerical specificity, these forward-looking statements are based upon a variety of assumptions relating to the business of the Company, which, although considered reasonable by the Company, may not be realized. Because of the number and range of the assumptions underlying the Company's forward-looking statements, many of which are subject to significant uncertainties and contingencies beyond the reasonable control of the Company, some of the assumptions inevitably will not materialize and unanticipated events and circumstances may occur subsequent to the date of this Prospectus. These forward-looking statements are based on current information and expectation, and the Company assumes no obligation to update. Therefore, the actual experience of the Company and results achieved during the period covered by any particular forward-looking statement may differ substantially from those anticipated. Consequently, the inclusion of forward-looking statements should not be regarded as a representation by the Company or any other person that these estimates will be realized, and actual results may vary materially. There can be no assurance that any of these expectations will be realized or that any of the forward-looking statements contained herein will prove to be accurate.

                                 USE OF PROCEEDS

The Company will not receive any of the proceeds from the sale of Shares by the Selling Stockholders or upon conversion of the Preferred Stock.

                           PRICE RANGE OF COMMON STOCK

         Since November, 1996, the Company's Common Stock, $.001 par value, has traded on the National Association of Security Dealers, Inc.'s OTC Electric Bulletin Board under the trading symbol AIEE. The following table sets forth the average range of bid and ask quotations for the Company's Common Stock as reported by the NASDAQ Bulletin Board for each full quarterly period within the two most recent fiscal years and subsequent interim periods.

BY QUARTER                                       COMMON STOCK
FISCAL YEAR ENDED DECEMBER 31, 1996

       QUARTER      DATE                     HIGH           LOW
       -------      ----                     ----           ---

       1st          March 31, 1996           $[N/A]         $[N/A]

       2nd          June 30, 1996            $[N/A]         $[N/A]

       3rd          September 30, 1996       $[N/A]         $[N/A]

       4th          December 31, 1996        $10.75         $9.75

FISCAL YEAR ENDED DECEMBER 31, 1997

BY QUARTER                                       COMMON STOCK
----------                                       ------------
       QUARTER      DATE                     HIGH             LOW
       -------      ----                     ----             ---
       1st          March 31, 1997           $10.25          $1.50

       2nd          June 30, 1997             $8.50          $1.469

       3rd          September 30,1997        $ 5.25          $3.25

       4th          December 30, 1997        $ 5.25          $2.75

FISCAL YEAR ENDING DECEMBER 31, 1998

BY QUARTER                                       COMMON STOCK
----------                                       ------------

       QUARTER      DATE                     HIGH            LOW
       -------      ----                     ----            ---

       1st          March 31, 1998           $4.80           $3.00

       2nd          (through June 12, 1998)  $4.375          $3.875

         (1)Trading transactions in the Company's securities occur in the over-the-counter market. All prices indicated herein are as reported to the Company by broker -dealer(s) making a market in its securities. the over-the-counter market quotes indicated above reflect inter-dealer prices, without retail mark-up, mark-down or commission, and may not necessarily represent actual transactions.

         As of June 12, 1998 there were approximately 147 holders of record of Company's Common Stock, including brokerage firms, clearinghouses, and/or depository firms holding the Company's securities for their respective clients. The exact number of beneficial owners of the Company's securities is not known.

                                 DIVIDEND POLICY

         The Company has never declared or paid any cash dividends on its capital stock and does not anticipate paying cash dividends in the foreseeable future. The payment of cash dividends, if any, in the future will be at the sole discretion of the Board of Directors.

                          SUMMARY FINANCIAL INFORMATION


                                                  YEAR ENDED                     THREE MONTHS ENDED
                                                  DECEMBER 31                           MARCH 31
                                            1997             1996               1998              1997
                                            ----             ----               ----              ----
NET SALES:
Investment Avisory Services             $        -       $   366,204        $         -        $        -
Internet Software / Services             4,002,894            87,000          1,032,000           604,248
Medical Products                                 -             1,452                  -                 -
Internet Access & Services                 413,896                 -            123,041                 -
                                        -----------      ------------       ------------      ------------

                                         4,416,790           454,656          1,155,041           604,248

OPERATING INCOME/LOSS:
Investment Advisory Services                     -           231,081                  -           250,853
Internet Software / Services             1,564,666         (659,056)            341,117                 -
Medical Products                                 -                 -                  -                 -
Internet Access & Services               (169,776)                 -           (28,123)                 -
                                        -----------      ------------       ------------      ------------

                                         1,394,890         (427,975)            312,994           250,853

TOTAL ASSETS:
Investment Advisory Services                     -             1,423                  -                 -
Internet Software / Services             5,181,740         1,980,591          5,859,937         4,306,253
Medical Products                                 -                 -                  -                 -
Internet Access & Services               1,724,259                 -          1,679,106
                                        -----------      ------------       ------------      ------------

                                         6,905,999         1,982,014          7,539,043         4,306,253
DEPRECIATION/AMORTIZATION:
Investment Advisory Services                     -               285                  -                 -
Internet Software / Services               323,959            67,091            100,715           279,768
Medical Products                                 -                 -                  -                 -
Internet Access & Services                  98,579                 -             36,037                 -

                                        -----------      ------------       ------------      ------------
                                           422,538            67,376            136,752           279,768
CAPITAL EXPENDITURES:
Investment Advisory Services                     -             1,423                  -                 -
Internet Software / Services               490,594         1,490,395            127,115            34,260
Medical Products                                 -                 -                  -                 -
Internet Access & Services                 122,558                 -              8,754                 -

                                        -----------      ------------       ------------      ------------
                                        $  613,152       $ 1,491,818         $  135,869        $   34,260

           MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION
                            AND RESULTS OF OPERATIONS

THIS MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS CONTAINS FORWARD-LOOKING STATEMENTS THAT INVOLVE RISKS AND UNCERTAINTIES. THE COMPANY'S ACTUAL RESULTS COULD DIFFER MATERIALLY FROM THOSE ANTICIPATED IN THESE FORWARD-LOOKING STATEMENTS. FACTORS THAT MAY CAUSE SUCH DIFFERENCES INCLUDE, BUT ARE NOT LIMITED TO, [ THE COMPANY'S EXPANSION INTO NEW MARKETS, COMPETITION, TECHNOLOGICAL ADVANCES AND AVAILABILITY OF MANAGERIAL PERSONNEL].

OVERVIEW

During 1997, the Company focused its business efforts in two areas, Interactive Gaming & Wagering and Information Technologies. Gaming and Wagering continues to grow in terms of customer base and product line. A market for the gaming and wagering products has been established whereas the Company has entered into 18 license agreements. The Company expects to expand its account base with its existing product line for the foreseeable future.

At this time efforts in the Information Technologies area mainly consists of the operations of The EmiNet Domain, an Internet service provider and developer. The Company plans to increase its current base through acquisition and merger in 1998.

RESULTS OF OPERATIONS

The following is a summary of the Company's consolidated financial and operating data:

         The Company's revenues increased approximately 91% in the first quarter 1998 over the same period in 1997. Revenues from operations in the first quarter 1998 were $1,155,041, as compared with $604,248 for the same period in 1997. Income from continuing operations rose approximately 43% or $84,381 in the first quarter 1998 as compared to the first quarter 1997, $278,687 (.03 per share) and $194,306 (.02 per share) respectively. In 1997, the gain on the sale of Atlantic's foreign subsidiary added approximately $158,000 of income to the bottom line resulting in net income between 1998 and 1997 of $278,687 (.03 per share) and $245,670 (.03 per share) respectively.

         For the first quarter of 1998, the increase in revenues was the result of continued market penetration from industry awareness of Atlantic's products as well as a strong sales and marketing push. The net income after taxes and extraordinary items rose in the first quarter of 1998 by approximately 13% over the first quarter of 1997, or approximately $33,000. Operating expenses for the first quarter of 1998 were $690,327 as compared to $353,395 for the first quarter of 1997, an increase of approximately 95%, or $336,932. This was largely due to global expansion efforts, expenses related to the development of new products and increased sales and support staffing.

         For the year December 31, 1997, net income from operations represented 24% of total revenues as compared to 24% for the first quarter 1998 and 40% for the first quarter 1997. The greater profit percentage for the first quarter of 1997 was due largely to the sale of Atlantic's wholly owned subsidiary as an operating entity.

         During the first quarter of 1998 funds of $299,900 were generated from the sale of 100,000 shares of common stock. The shares were issued in 1997 under an escrow provision and transfer of funds was completed in January 1998.

         No income was generated from the investment advisory services for the year ended December 31, 1997. Internet software and related activities generated net income from operations of $1,047,317 due to the growth in the industry and the Company's product recognition. In the first quarter of 1997, AIE(TM) NV and its operations were sold as an operating Internet sports book. The operating loss from this discontinued business segment totaled ($69,531) pre tax benefit.

         In 1997 the Company continued its focus on Internet related products and services while continuing to identify new markets and strategic alliances. In 1997, expenditures were made for both software and hardware in an aggregate amount of $613,152. Additional employees were hired in both the technical and sales areas. With the further development of the Internet related software products and the change of business focus, revenues increased by 912%, or $3,962,134 to a total of $4,416,790 for 1997. Depreciation expense and software amortization for 1997 totaled $442,538 or approximately 10 % of gross revenues.

         In the first half of the year ended December 31, 1996, the focus of Company's business activity shifted from investment advisory services to supplying Internet related products upon the acquisition of various computer software products from RAM. During this period, investment advisory services were phased out and currently remain an inactive profit center of the Company. In 1996, expenditures were made for both software and hardware in an aggregate amount of $1,490,395. Additional employees were hired in both the technical and sales areas. With the further development of the Internet related software products and the change of business focus, revenues dropped by 35.26%, or $247,651 to a total of $454,656 for 1996. Investment advisory service income for 1996 was $366,204 representing 80.55% to total revenues. Internet related sales totaled $88,452 or 19.45% of total revenues. Depreciation expense and software amortization for 1996 totaled $68,332 or 15.03% of gross revenues.

         The operating income from the investment advisory services for the year ended December 31, 1996 totaled $231,081. Internet related activities generated a net loss from operations of ($659,056) due to the costs associated with the start up of the new business segment. In the fourth quarter of 1996, a wholly owned subsidiary of the Company, AIE(TM), NV, opened a demonstration site for it's Internet gaming software in Curacao. In the first quarter of 1997, AIE(TM) NV and its operations were sold as an opening Internet casino and sports book. The net operating loss from this discontinued business segment totaled ($29,244).

OUTLOOK

         The Interactive Gaming & Wagering industry, is expected to continue to grow for the foreseeable future. Worldwide interest in the ICE(TM) and webSports(TM) software systems is high with particular attention coming from Australia & South Africa where the government is supportive of private network and Interactive gaming. Management expects continued sales growth from these products. The Company will continue to focus its efforts on marketing these software systems as well as the Hotel Hotlinks(TM) and Networked touch screen kiosk products. Management believes that interest in all of the Interactive gaming & wagering products is very high especially in Australia, South Africa and surrounding regions. The Company expects to continue sales of these products for the foreseeable future. The Company will also continue its development of add-on products for both ICE(TM) and webSports(TM) including the adaptations for Overseas gaming markets.

         Management expects continued growth in the Information Technologies areas. It is expected that through Eminet's On-line, private network, Web and networking services that Eminet will contribute significantly to profits in 1998 due to new contracts and expanding opportunities in the IT markets. The Company is considering expanding its portfolio of Information Technology companies and is looking for Internationally based companies to bring into the United States marketplace.

LIQUIDITY AND CAPITAL RESOURCES

         WORKING CAPITAL. At December 31, 1997 the Company had a working capital of $352,559. At December 31, 1996, the Company had working capital of $199,893.

         CASH FLOWS FROM CONTINUING OPERATING ACTIVITIES. During the years ended December 31, 1997 and 1996, net cash provided (used) by operating activities was ($811,628) and ($193,975) respectively. Cash flows from continuing operating activities decreased by $617,653 for the year ended December 31, 1997 compared to the same period in 1996 primarily due to the transition from start up activities of a new segment of business to the sales and marketing phase with continued product enhancements.

         CASH FLOWS FROM INVESTING ACTIVITIES. During the years ended December 31, 1997 and 1996, the Company made net capital expenditures of $425,862 and $281,934, respectively, primarily for purchases of property and equipment. The amounts expended in 1997 represent expenditures necessary for the Internet and private network development and implementation as well as the acquisition and upgrade of the Internet Service Provider. [EmiNet Domain].

         CASH FLOWS FROM FINANCING ACTIVITIES. During the years ended December 31, 1997 and 1996, cash flows from financing activities were $852,012 and $723,425 respectively. For the year ended December 31, 1997, cash flows from financing activities are primarily from the issuance of Common Stock in connection with private placements of the Company's Common Stock which raised proceeds to the Company of approximately $350,000.

         The Company believes that cash from operating activities will be sufficient to fund proposed operations for at least the next 12 months at its current rate of growth.

INFLATION

         In the opinion of management, inflation has not had a material adverse effect on its results of operations.

                                    BUSINESS

Overview

Atlantic International Entertainment, Ltd. (the "Company"), a Delaware corporation, develops and markets Interactive products and services in the Entertainment and Information Technology fields. The Company (formerly, Cine-Chrome Laboratories, Inc., Medco Health Care Services, Inc., Cine-Chrome Video Corp., Network 4, Inc. and CEEE Group Corporation) was incorporated in the state of Colorado in October 1939 under the name "Pacific Gold, Inc." to explore and develop gold and silver ore prospects and to operate mining and milling facilities. Pacific Gold, Inc. conducted limited mining activities until operations ceased. The CEEE Group then sought new business opportunities as a development stage entity.

         In 1973 the Company changed its name to Cine-Chrome Laboratories, Inc. and operated a film-processing lab in California. From 1984 until June 1994, the Company did not conduct any operations, transactions or business activities. In June 1994, the Company began acting as a corporate advisory operation which included acting as a "finder" with respect to U.S. public companies and providing advisory services concerning corporate structure and raising capital. Beginning in 1996, the Company has concentrated its business operations primarily on the manufacturing, marketing and development of Interactive products and services. These products and services are focused on two major industries that include Interactive gaming & wagering and Information Technology products and services.

         Prior to July 16, 1996, the Company had no operations other than searching for a business combination. In July 1996, the Company consummated a share exchange pursuant to an Exchange of Stock Agreement and Plan of Reorganization with Atlantic International Capital Ltd., a Delaware corporation ("Atlantic Capital") and the former stockholders of Atlantic Capital (the "Stock Exchange Agreement"). As a result of the Stock Exchange Agreement, the business of Atlantic Capital became the business of the Company.

         On November 22, 1996, the Company merged with and into its wholly-owned Delaware subsidiary, Atlantic International Entertainment, Ltd., whereby the Company, among other things, (i) changed its state of incorporation to Delaware;
(ii) increased its authorized capital stock to 110,000,000 (100,000,000 shares of common stock, $.001 per share (the "Common Stock") and 10,000,000 shares of preferred stock, $.001 par value per share (the "Preferred Stock"); and (iii) effectuated a 1 for 3 share exchange. All shares referred to herein (unless specifically stated otherwise) refer to post split amounts.

         The Company acquired the major assets of RAM Associates, Inc. ("RAM") pursuant to a Purchase and Sale Agreement dated April 15, 1996. The RAM assets acquired by the Company included COMMUNITY CASINO and REALSPORTS(TM) that formed a part of the foundation of the Company's current gaming software products. Other products acquired from RAM included HOTEL HOTLINKS(TM) and CLUB INTERACTIVE. The Company has significantly improved and expanded its operational software and the software products developed by the Company. The Company continues to perform substantial development efforts to adapt to current technological advances.

         In March 1997, the Company acquired the Internet Service Provider and developer The EmiNet Domain, Inc. Through the EmiNet Domain, Inc. the Company based it's Interactive non-gaming wagering products and services. In addition to dial-up Internet business, EmiNet, offers web hosting and development services to commercial markets. (See EmiNet Business, infra).

         The Company's executive offices are located at 200 East Palmetto Park Rd., Suite 200, Boca Raton, Florida 33432. The telephone number of the Company is (561) 393-6685. The Company maintains a home page HTTP://WWW.AIELTD.COM.

PRODUCTS AND SERVICES
INTERACTIVE GAMING AND WAGERING PRODUCTS

INTERNET CASINO EXTENSION(TM)

         The Company is a developer and worldwide marketer of private network and Interactive gaming and wagering products including its proprietary flagship product, Internet Casino Extension(TM) or "ICE(TM)." The Company licenses these products to licensed casino, gaming operators and sports wagering businesses. Trial operations, under the name ARUBA PALMS CASINO and SPORTSBOOK, began in October, 1996. Upon conclusion of its successful trial in the first quarter of 1997 the casino site reverted back to its generic name, ICE(TM) and is now available for demonstration for potential new clients. The Company has added other variations to ICETM aimed at a specific market including the Indian Casino ExtensionTM, Interactive Club Extension & Internet Charity Extension.

         The Company has entered into eleven (11) license agreements for the ICE(TM) product. The ICE(TM) product is offered for license in either of two (2) ways. The base License Agreement calls for a fully customized package of four
(4) casino games, hardware, a complete back-office accounting and marketing program for $450,000. Additional games and customizations are at additional cost to the customer. Financing is currently available over a three-year period with an 8.5% interest rate. A deposit of $150,000 is now required and is due at installation. The alternative programs available offer all of the products and services developed by the Company included for the duration of the agreement. This plan requires $150,000 due at installation and a monthly fee equal to 10% of the Net-Win (money players wagered versus paid out).

Additionally, the Company will receive a fee of $2,000 per month for technical support and product upgrades.

WEBSPORTSTM

         The Company licenses the webSportsTM sportsbook software system to casino operators and sports book businesses. The system can be accessed via the telephone, Internet, private network, touch screen kiosk and walk-up sports book. The system allows for automated position keeping as well as manual input into the managing of the sports book operations. The system has American and International sports and allows both fixed price and fractional wagering. As with all of the Company products, there is a back-end database, accounting and auditing features.

         The Company has entered into seven (7) license agreements for the webSportsTM product. There is financial option presently available. The complete system integrating both Internet and phone wagering for the U.S. sports markets is offered for $175,000, not including hardware. In addition, the Company offers an international version that offers U.S., European, Australian and South African style wagering for $225,000. A minimum deposit of fifty five thousands dollars ($55,000) is required prior to installation. Additionally, the Company will receive a monthly maintenance and support agreement in the amount of $1,000.

NETWORK GAMING

         The Company offers stand-alone Bingo, Keno and lottery systems that utilize the ICETM and webSportsTM gaming platforms.

INTERACTIVE CLUB EXTENSION

         The Company offers a system that integrates on-site networked touch screen kiosks giving players the ability to games, both at the venue and at home.

HOTEL HOTLINKSTM

         The Company also actively markets the Hotel HotLinksTM system which is a variation and expansion of ICETM and webSportsTM which has features specific to hotel guests such as in-room services, Internet access and in-room advertising of local goods and services. The product uses set top boxes and infrared remote controls to allow hotel guests to access gaming and the additional services mentioned above. As of the date hereof, the Company has not consummated any sales of the Hotel HotLinksTM system.

         The television set top boxes used in the Hotel HotlinksTM product permit the use of smart cards for identification and other purposes. This same hardware/smart card technology will be employed in other products that the Company intends to develop throughout the year ending December 31, 1998.

INDUSTRY OVERVIEW

         The Internet is a global network of computers connecting millions of individual computers and more than 70,000 business, commercial, government and academic networks. This interconnectivity allows any one of these computers to transmit information to any other computer. Management believes that there is tremendous growth potential for Internet products as consumer and business access becomes easier and more cost efficient. It is estimated that there are already over 50 million Internet users, and the number of users is growing at a rate of 10% per month.

         The commodity pricing of powerful computers and the wealth of information available on the Internet have all contributed to the creation of a vast market of consumers and business buyers. During the last three years, the number of Internet service providers ("ISP's") in the United States has grown from roughly zero to over 3,000. Management attributes the influx of ISP's to several factors which include: (i) an increasing demand for connection to the Internet; (ii) the Internet offers significant marketing opportunities for a variety of products and services; and (iii) providing Internet connections requires minimum expertise and start-up costs.

         The Interactive Gaming & Wagering marketplace has become the next step in the gaming industry. Revenues from the worldwide gaming market exceeds Fifty Billion Dollars ($50,000,000,000). Expert's estimate that gaming revenues derived from just Internet gaming revenues will exceed Eight Billion Dollars by the year 2000. The integrated Interactive gaming & wagering (Network gaming terminals, lotteries, Internet, telephone) revenues will far exceed that amount.

         The existing customer base from the established gaming and wagering marketplace will be where the vast majority of these new revenues are derived. Building upon the gaming industry's high customer loyalty level, the existing gaming operators will be able to launch a new generation of gaming & wagering products to it's player base.

GROWTH STRATEGY

         The Company's current plan of operations is to expand its current worldwide account base by offering a complete Interactive gaming & wagering product line. The Company will also seek to expand upon its current Information Technology products and services in the form of international acquisition with or merger into existing operations. Achieving market acceptance for the Company's services and products will require substantial marketing efforts and the expenditure of significant funds to create awareness and demand.

MARKETING

         Marketing efforts are directed by the Company's President and Chief Executive Officer. The Company currently employs a direct sales team directed primarily to casino operators and duly licensed sports books throughout the Caribbean, Central & South America and Europe. The

Company is seeking to expand direct sale coverage to the Australian-Asian and African markets by having locally based operations in each region.

TRADEMARKS

         The Company markets its services utilizing various names. The Company is currently in the process of registering the following trademarks recognizable in the United States: AIE(TM), Internet Casino Extension(TM), ICE(TM), webSports(TM), realSports(TM), Indian Casino Extension(TM), Internet Charity Extension(TM) and Hotel Hotlinks(TM). The Company has no patents but claims copyrights on its software products.

DEPENDENCE ON CUSTOMERS

         During the year ended December 31, 1997 the Company's largest customer, Australian Advisors Corporation. ("Australian") accounted for approximately 20% of the Company's revenues. The Company does anticipate revenues from this customer in the year ending December 31, 1998.

REGULATORY MATTERS

         The legality of gaming through the use of the Internet is uncertain at this point. Since the sale of a foreign subsidiary which ran a sports book (see Recent Developments), the Company does not operate virtual casinos or Internet sports books. However, sales of the Company's products depend on the continued international growth of virtual casinos and Internet sports books. A number of United States federal and state statutes could be construed to prohibit gaming through use of the Internet. While the Company focuses its sales and marketing efforts in jurisdictions that allow private network and Interactive gaming which include Australian, Caribbean, African and American gaming markets, there can be no assurance that international, federal, state or local laws or regulatory procedures, including those which relate to the issue of jurisdiction over gaming on the Internet, which would adversely affect the Company's business, financial condition, results of operations or prospects, will not be expanded or imposed.

COMPETITION

         The Company competes with other companies involved in the development and marketing of gaming related entertainment and Information products and services. The Company faces intense competition in connection with its gaming operations. The Company believes that its Internet casino and sports book products currently compete with four (4) companies and that its Hotel Hot-Links product currently competes with two (2) companies. The Company continues to face increasing competition from both established and newly emerging operations in both the United States and elsewhere. There are numerous casinos and sports books currently operating over the Internet, many of which use software developed for their own purposes. The Company believes that some of these operators may decide to offer to sell their software to other casino and sports book operators in the future. The Company's gaming products also compete with other forms of gaming activities, including state-sponsored lotteries and horse racing and competes for discretionary spending with other leisure time activities and alternate forms of entertainment. While competition for Interactive Gaming is intense, the Company's marketing approach is unique in that the major marketing & sales focus is with the established gaming and wagering marketplace.

EMPLOYEES

         As of April 10, 1998, the Company had thirty (30) full-time employees (three (3) employed by EmiNet), of whom two (2) were software engineers. None of the Company's employees is covered by a collective bargaining agreement or is a member of a union. The Company may also employ full-time and part-time consultants on an as-needed basis. The Company considers its relationship with its employees to be satisfactory.

LEGAL PROCEEDINGS

         The Company is a party to pending  litigation,  both as  plaintiff  and
defendant.   However,  the  Company  believes  that  said  litigation  will  not materially affect the Company's operations or financial condition.

RECENT DEVELOPMENTS

         In December 1997, the Company sold Australian Advisers 100,000 shares of Common Stock of the Company pursuant to the completion of its S-8 Registration Statement for $3.00 per share, these shares were issued and held in escrow until the closing in January 1998. Australian Advisors continues to render valuable consulting services to the Company.

         On April 3, 1998, the Company entered into a Securities Purchase Agreement for the sale of $500,000.00 of a newly created 5% Convertible Preferred Stock. The Agreement also grants the purchaser the right to purchase up to an additional $2,500,000.00 in said class of securities at market prices. The Preferred stock is convertible into the Company's common stock at the purchaser's option. Contemporaneously with the execution of the Securities Purchase Agreement described above, the Company entered into an agreement with the Purchaser to register all of the shares of the purchased securities and the Common Stock that may be issued pursuant to the exercise of the Purchaser's conversion rights. The Company has agreed, not later than thirty days after the closing of the transactions described above, to use its commercially reasonable best efforts to file a registration statement with the Securities and Exchange Commission for the registration of the shares of above securities and the shares of Common Stock issuable upon exercise of the Purchaser's conversion rights and to maintain the effectiveness of such registration statement for the term of the above Agreement. The Company believes that, during the period of effectiveness of such registration statement, the Purchaser may convert the securities to Common Stock and sell all or any of the shares of Common Stock without restriction.

         On April 30, 1998, the Company entered into a Securities Purchase Agreement with Hosken Consolidated Investments, Ltd., ("HCI") a South African corporation for the purchase of 1,000,000 shares of the Company's Common Stock at $4.00 per share. Hosken is engaged in the technology industry, including cellular, telecommunications, video gaming and media.

         In a simultaneous transaction, HCI has subscribed for 25% of the Company's South African subsidiary, Atlantic International Entertainment, Ltd. South Africa. HCI received its equity in consideration for its services to be rendered related to introducing the Company to the South African gaming and wagering community.

         On June 24, 1998, the Company's wholly-owned subsidiary, AIE, Australia, Ltd. submitted an offer for the acquisition of an Australian listed company, Coms21. The Company will offer Coms21 shareholders the equivalent of $.70 AUD per share in the form of the Company's U.S. shares.

         The Company recently added three new directors to its Board of Directors. In addition, the Company has recently begun discussions with various individuals regarding the formation of an advisory board. The Company anticipates that the advisory board will be formed in the near future. Among the employees hired during 1997, was Karen Welch, as Senior Vice President for Operations and General Manager. Ms. Welch was formerly with IBM. On April 14, 1998, in anticipation of increased business activity, the Company engaged Harry Winderman as General Counsel. Mr. Winderman has degrees in law, tax and business administration and has practiced law for over twenty years. In addition, Mr. Winderman is an adjunct professor at Florida Atlantic University.

INFORMATION PRODUCTS & SERVICES
THE EMINET DOMAIN

         The Company's focus outside of Interactive gaming & wagering is in Information Technologies ("IT"). In March, 1997, The EmiNet Domain, Inc. was acquired as the Company's first IT asset. All non-Interactive gaming projects and activities were placed under the supervision and direction of The EmiNet Domain, Inc. EmiNet seeks to expand its current product line and is exploring Internet Telephony and Internet financial transaction products to offer the market in 1998.

REALSPORTS(TM)

         The Eminet Domain offers an information service on the Web called "realSports(TM)." This service provides real-time odds, scores and other sports wagering information and is free of charge to users. The Company anticipates generating revenues from this service by selling advertising space to companies wishing to target their marketing to sports fans and individuals who wager on sporting events. The Company uses this service to promote visits to model sites established for its ICE(TM), webSports(TM) and Internet related products.

         On January 31, 1997, the Company entered into an agreement to purchase all of the shares of The EmiNet Domain, Inc. ("Eminet"). The purchase price for the shares was $2,020,000 payable by the issuance and delivery to the shareholders of Eminet or their designees of a minimum of 200,000 shares of fully-paid and non-assessable shares of Common Stock at the market value as of January 31, 1997 and $20,000 cash payable at March 31, 1997. In addition, the shareholders of Eminet or their designees will receive additional shares at market price equal to one time EmiNet's net profit before taxes for the years ending 1997 and 1998 up to $750,000 per annum, one and one-half times over $750,000 to $1,000,000 and two times over $1,000,000. Eminet provides monthly Internet service to approximately 1,000 subscribers. The current equipment and personnel are capable of handling up to 2,500 subscribers without upgrades. As additional profit centers, EmiNet hosts and programs web sites for businesses and individuals, provides networking design and services and sells computer and networking equipment.

         The EmiNet Domain ("EmiNet") is a wholly owned subsidiary of Atlantic International Entertainment, Ltd. with its offices in Boca Raton. On December 31, 1997 EmiNet had approximately 10 employees. At present, EmiNet is one of the leading South Florida Internet Service Provider ("ISP") with a network infrastructure comprised of a leased high speed fiber optic backbone, computer hardware and software, and points of presence ("POPs") in 18 South Florida cities providing access availability to thousands of customers from Miami to Northern West Palm Beach cities. EmiNet was recently ranked number three in South Florida by the South Florida Business Journal. EmiNet outranked all of the Ft. Lauderdale (Broward County) ISP's. EmiNet currently offers a wide range of Internet products as a full service Internet company. Those products include dial-up access, dedicated high speed access, Integrated Services Digital Network ("ISDN") service, fractional T1's (transmissions speed up to 1.54 megabits per second), Flex 56 (enhanced speed modem services), and other Internet related services to businesses and individuals including World Wide Web ("Web") services, which includes Web design/development and a significant amount of Web hosting, data services and network frame relay services. EmiNet attempts offering exemplary customer service at competitive prices. EmiNet's high speed, digital telecommunications network provides subscribers with direct access to the full range of Internet applications and resources in E-Mail, World Wide Web sites, USENET newsgroups and FTP software. EmiNet is one of only a handful of ISP's that offer co-location services. EmiNet continues to experience growth in various areas of its subscriber base.

MEDICAL PRODUCTS

         In February 1998, the Company entered into an agreement with ELG Health Management Services to market the Atlantic International Medical ("AIM") products & services. Atlantic is currently focused on Interactive gaming & wagering and Information Technology. The agreement with ELG will enable the Company to benefit from earlier efforts while not allocating additional resources in a non-core business. ELG will provide Atlantic 40% of the net profits from the sale and distribution of medical products. ELG is developing a global distribution network for medical testing devices (e.g., HIV, pregnancy, drug abuse, hepatitis, etc.) and other medical products.

         ELG, through AIM, markets distributorships for American manufacturers of medical testing and diagnostic kits and other medical products throughout the world. AIM acts as a broker between the manufacturer and distribution companies located in foreign countries. AIM does not resell products but simply collects a commission for taking an order from the distributor and placing the order with the manufacturer. This approach limits the risks associated with inventory and product liability and keeps overhead and direct costs to a minimum.

INTERNET INDUSTRY OVERVIEW

         The Internet had its origins in 1969 as a project of the Advanced Research Project Agency ("ARPA") of the U.S. Department of Defense. The network established by ARPA was designed to provide efficient connections between different types of computers separated by large geographic areas and to function even if part of the network became inoperative. Historically, the infrastructure was used by academic institutions and governmental agencies for remote access to host computers and electronic mail communications. Accordingly, the U.S. government historically provided the majority of funding for the infrastructure. However, as the modern Internet developed and became commercial, funding shifted to the private sector. The number of worldwide Internet users continues to increase significantly. In a recent government study, it was stated that traffic on the Internet doubles every 100 days. Business use is growing the faster and as many as 62 million Americans now have Internet access. In addition, the number of domains registered, which EmiNet believes is a forward-indicator of activity on the Internet, has increased at a rapid pace. EmiNet believes that there are several key drivers responsible for the rapid proliferation of Internet use:

         SERVICE QUALITY: Quality is the differentiating aspect that sets EmiNet apart from the other carriers.

         IMPROVING PERFORMANCE - There have been significant bandwidth, communications, and price/performance improvements in communications over the Internet. These developments make the Internet an increasingly attractive medium for conducting business, adding convenience, and attracting more users.

         HIGH SPEED MODEMS - As the installed personal computer ("PC") base has grown, it has become increasingly common for those PCs to have a modem connection. Many new computers now have higher speed, pre-installed modems, such as a K56 Flex, allowing connections to be made even more easily.

         IMPROVED CONTENT - As the Internet grows new information and services available on the Internet have attracted attention and created a more widespread appeal.

         EXPANSION OF LANS AND WANS - Corporate, government, and educational local area networks ("LANs") and wide area networks ("WANs") are expanding and these installed networks enable multiple users to be connected to the Internet through a single point of contact. Therefore, the actual number of Internet users connected through these LANs and WANs greatly exceeds the number of connection points.

         EXTRANET - Businesses can set up a proprietary Network or Virtual Private Network ("VPN") using the Internet. A VPN is a secure and cost effective means of data communication.

         EXPECTATIONS FOR ELECTRONIC COMMERCE OVER THE INTERNET - With the increased recognition of the Internet's potential as a medium for marketing and purchasing, a growing number of companies are initiating or expanding their use of the Internet for commercial purposes. The United States Department of Commerce stated that 10 million North American made purchases over the Internet by the end of 1997.

         DRAMATIC INCREASE IN NAVIGATIONAL AND UTILITY TOOLS - The proliferation and improvement of software tools and browsers, which facilitate Internet use, have attracted more users. The World Wide Web browsers and other user-friendly interfaces have made it easier for users to access desired information on the Internet.

A convergence is occurring in the Internet industry as more traditional Internet providers become communications companies and communication companies become Internet companies. These factors are creating an environment in which individuals and businesses and other organizations perceive a compelling need to establish Internet access and an Internet presence. EmiNet believes that its Internet access, Web services and value-added service offerings are particularly appealing to businesses for a number of reasons. For example, many businesses are accustomed to working with a vendor with a local presence and may prefer to contract with an Internet service provider such as EmiNet which has a local presence and the experience and reputation of providing quality and dependable service. Furthermore, many businesses have Internet requirements that go beyond the simple access that most Internet service providers offer. These Internet requirements include security, network consulting, high-bandwidth managed access and data services.

EMINET STRATEGY

         EmiNet  is   implementing   a  strategy   to  become  a  full   service
telecommunications company providing a full complement of communication services, a one-stop shop for the small and medium size business user and the consuming public. As a full service Internet provider EmiNet will continue to offer full Web services, including production of Web sites, the hosting of Web sites and the marketing of Web sites. EmiNet believes the foundation for business growth and Electronic Commerce ("E Commerce") will be through the creation, hosting and marketing of Web sites. As more companies want to sell their products and services over the Internet, the demand for Web services is expected to increase rapidly. This will require an E Commerce solution for most Web sites that will be developed for the business community. EmiNet has provided this capability to its customers and expects to expand this through additional E Commerce offerings such as ATM. Marketing will play a more important role for Web Site owners, as more people will want to monitor the activity on their site. As the demand for speed increases, EmiNet will meet the challenges of providing greater bandwidth to its customers.

EmiNet will seek to meet the challenge through various types of dedicated connections at the local loop level and greater bandwidth at the backbone level.

         The cable industry faces considerable challenges to enter the Internet access market. The high cost of cable modems and the cost to upgrade systems may continue to slow that segment of the industry. Given the significant cost for the cable companies to rapidly deploy Internet services over coaxial cable, the traditional wire line carriers will remain the dominant providers of Internet access in the near term.

         IP Telephony is an anticipated source of potential revenue enhancement for EmiNet. It will become more prevalent in its use for companies and people who want a low cost solution to long distance telephone communication. EmiNet has been evaluating the WebPhone product by a local company Netspeak. EmiNet also recognizes the increased security requirements being demanded by some of their medium to large customers. This coming year, they will begin offering security services, which include: producing security documents, installing and configuring firewalls, and for those who request it, EmiNet will remotely manage the customer's firewall.

         Additionally, vertical markets are becoming more and more important in expanding the level of services. This coming year will see EmiNet enter the world of documents on demand. This is extremely important as the revenues comes from a per page fee per year. This leads to a reoccurring revenue stream, which fits nicely with the many law offices, legal offices and small business which currently are EmiNet customers.

EMINET SERVICES

         EmiNet primarily provides two high quality services which it believes, are competitively priced: Internet access service and Web services. Internet access services can be divided into two basic categories: personal accounts for individuals and small businesses that connect to the Internet via a modem (referred to as "dial-up" accounts), and high speed dedicated accounts (principally for medium to large business users) that connect to the Internet via dedicated telecommunications lines. Dial-up subscribers can access the Internet by calling EmiNet's local POPs. EmiNet's dedicated accounts consist of subscribers that desire to connect internal computer networks to the Internet.

         EmiNet offers a wide variety of service options, which vary in price depending upon the features included and the data rate, the amount of space, or bandwidth, of the connection. EmiNet bills its Internet access subscribers monthly, quarterly or annually in advance. A significant percentage of individual accounts are billed automatically through pre-authorized credit card accounts. EmiNet also provides complete installation services, sales of turnkey networking equipment, education and training services, through their technical support and network monitoring support teams.

         Web services can also be divided into three basic categories: Web hosting services and Web production (or content) and Web Marketing. EmiNet designs Web sites and performs additional programming for Web sites on behalf of its business subscribers. Charges for Web site design and programming vary widely with the size and complexity of the project. EmiNet's Web services produce Web sites that make use of original graphic arts, interactive forms, data base queries and search engines. EmiNet hosts a substantial number of Web sites on behalf of its customers enabling them to have a continued presence on the Internet. In addition, EmiNet offers its customers a marketing strategy to insure that their Web sites are visited by potential customers.

ON-LINE NETWORK REPORTS

         EmiNet operates a password-protected on-line network reporting service and provides a report to all customers on the traffic and performance of both EmiNet's network and the client's Web page hits.

TRAINING

         EmiNet provides on site training or one on one training in their offices.NETWORK INFRASTRUCTURE EmiNet believes that its future success in the Internet access services market depends in part on its ability to enhance its current service offerings for individuals and businesses and to advance the capabilities and capacity of its telecommunications network. EmiNet operates Ten
(10) PRI circuits and Three T-1 lines that simultaneously supports Frame Relay, Integrated Services Digital Network ("ISDN"), and Asynchronous Transfer Mode ("ATM") on a single platform. EmiNet installed these PRI's in various locations in the cities of Palm Beach, Boca Raton, Ft. Lauderdale and Miami. These PRI's are interconnected via an ICI network.

         EmiNet is continuing to optimize and increase the capacity and capabilities of its telecommunications network. EmiNet currently is working to increase its speed, reliability, and network fault tolerance. EmiNet operates a data center, which is located in their Boca Raton office. This facility not only provides redundancies and stability to the Company's network, but also allows EmiNet to make this facility available to those clients that want the ability to collocate their Web servers in the data center and pay EmiNet for use of the facility and gain high bandwidth access to the Internet.

OPERATIONS AND CUSTOMER SUPPORT

         EmiNet has approximately 3 employees dedicated to technical dial-up support, commercial account support, network operations and customer service.

SALES & MARKETING

         EmiNet's growth in its subscriber base is attributable to word-of-mouth referrals primarily in the individual dial-up market. EmiNet has a direct sales group in order to support a strong focus on business customers. EmiNet is delivering high-speed Internet access solutions and Web services to business customers in its regional markets and is differentiating itself through a non-site consultative approach, high-quality services and exemplary customer service.

         EmiNet believes that its ability to differentiate itself from the national Internet access providers, long distance providers and regional telephone companies can best be achieved in the business market by becoming a one stop shop and providing the highest quality of service at competitive prices.

         EmiNet intends to increase its advertising and to maximize the amount of local newspaper, yellow pages support with press releases and interest articles on EmiNet.

COMPETITION

         The Internet connectivity business is highly competitive, and there are no substantial barriers to entry. EmiNet believes that competition will intensify in the future and its ability to successfully compete depends on a number of factors including market presence, the capacity, reliability, and the security of its network infrastructure, its pricing of services compared to its competitors, the timing of new products and services by EmiNet and its competitors, EmiNet's ability to react to changes in the market, and industry and economic trends. EmiNet's competitors and positioning was recently published in the March 13th, 1998 issue of the South Florida Business Journal. The number one (Icanect) is located in Miami and has 17,000 subscribers primarily in the Miami and Southern portion of Ft. Lauderdale. The number two (Florida Internet) is in West Palm Beach and extends Northward and has 7,000 subscribers. EmiNet is conveniently located in Boca Raton and address the northern Ft. Lauderdale and Southern Palm Beach area with 4,000 potential subscribers. Numbers 4 through 10 in the survey are all located in Broward county with four in Ft. Lauderdale, one in Hollywood and one in Plantation ranging from 1500 subscribers to 500.

         The Company, including EmiNet, leases approximately 5,150 square feet of office space in Boca Raton, Florida pursuant to a lease expiring on September 30, 2002 with a monthly rent of approximately $8,757.10. The Company believes that its existing facilities are adequate for its current needs and that additional facilities in its service area are available to meet future needs.

                                   MANAGEMENT

DIRECTORS AND EXECUTIVE OFFICERS

         The directors and executive officers of the Company and their positions with the Company are set forth below.

          NAME                         AGE        POSITION
          ----                         ---        --------

          Norman J. Hoskin             63       Chairman of the Board, Secretary
                                                and Treasurer
          Richard A. Iamunno           40       President, Chief Executive
                                                Officer and Director

          David Halaburda              45       Chief Financial Officer

          Steven D. Brown              51       Director

          Martin V. McCarthy           42       Director

          Jeffrey L. Hurwitz           42       Director

          Dr. Leonard Haimes           70       Director

         NORMAN J. HOSKIN has served as the Chairman of the Board, Secretary and Treasurer since July 16, 1996 and served as Chairman of the Board, Secretary and Treasurer of Atlantic since its inception in 1994. Mr. Hoskin served a Senior Vice President of Rentar Industries Group from 1972 to 1982, one of the largest transportation, warehousing and banking conglomerates in the United States. Mr. Hoskin was former Chairman of the Board of Tapistron International and Director and Officer of Trinitech System, Aquacare Systems, Consolidated Technologies , Spintek Gaming and American Artists Corporation . Mr. Hoskin is also a Director and Secretary of Aqua Care Systems.

         RICHARD A. IAMUNNO has served as a Director, the Chief Executive Officer and President since July 16, 1996 and served as a Director, the Chief Executive Officer and President of Atlantic since its inception in 1994. Prior to starting the Company, Mr. Iamunno was President of Ameristar International, an investment banking firm which provided European-based companies with merger assistance into the U.S. public marketplace from December 1992 to June 1994. Mr. Iamunno's business experience includes positions as Senior Director of Marketing and Vice President of Western Union Corporation. Mr. Iamunno has in the past served as a Director of Tapistron International, as a Director and officer of Trinitech Systems, Inc.. Mr. Iamunno earned his Business degree from Drake University in Des Moines, Iowa.

         DAVID HALABURDA was appointed Chief Financial Officer in June of 1997. Prior to Atlantic, Mr. Halaburda was with the regional accounting firm of Buchbinder Tunick & Co. LLP. Mr. Halaburda earned both CPA & CFP designations and has held various positions in both professional and civic organizations. Mr. Halaburda earned his Bachelor of Science degree from Monmouth University in New Jersey.

         STEVEN D. BROWN was appointed a Director of the Company on July 16, 1996. Mr. Brown is the Chairman of American Artists Film Corporation, A Georgia-based public Company. Since 1989, Mr. Brown has been active in the development of feature film projects, through Movie America Corporation, a Georgia corporation which Mr. Brown helped organize and for which he served as President and Director until leaving that Company in 1991 to found American Artists Film Corporation.

         MARTIN V. MCCARTHY was appointed a Director of the Company in March of 1998. Mr. McCarthy was the President and CEO of IDD Enterprises, L.P. The Company was recently sold to Dow Jones and Company. Mr. McCarthy has been a pioneer in the online world for almost two decades. He has led organization of scale that have created, commercialized and deployed leading edge technologies in the areas of communications, information services and transactions. Prior to joining IDD in 1988, Mr. McCarthy served as Vice President, Office Message and Information Services at Western Union and was the youngest corporate officer in the firm's 130 year history. Mr. McCarthy has an MBA from Harvard University.

         JEFFREY L. HURWITZ was appointed a Director of the Company in March of 1998. Mr. Hurwitz had been the Managing Director of South African based Clinic Holdings since 1987. While at Clinic Holdings, the Company grew to 26 Hospitals with annual turnover of over $370,00,000. In November 1997 Mr. Hurwitz left Clinic Holdings under the terms of Agreement of Sale of the Company. Prior to Clinic Holdings Mr. Hurwitz was employed as a Chartered Accountant with Deloitte & Touche. Mr. Hurwitz graduated from the University of Witwatersrand in South Africa with degrees in Commerce and Accounting.

         DR. LEONARD HAIMES was appointed Director of the Company in October of 1997. Since1985, Dr. Haimes has been the Medical Director at the Haimes Centre Clinic in Boca Raton, Florida. As an expert in alternative care & medicine, Dr. Haimes is an often featured media speaker in the United States and Internationally. Dr. Haimes was formally the Chief of Staff of the Nevada Clinic of Preventative Medicine. Dr. Haimes has a medical degree from Hahnemann Medical College in Philadelphia, PA.

EXECUTIVE COMPENSATION

The following table sets forth the total compensation for the Company's chief executive officer during the years ended December 31, 1997 and 1996 . No other executive officer's salary and bonus exceeded $100,000 for services rendered to the Company during such years.

                           SUMMARY COMPENSATION TABLE

          NAME AND
     PRINCIPAL POSITION         YEAR       SALARY   ($)        BONUS($)
     ------------------         ----       ------   ---        --------

Richard A. Iamunno              1997      $91,000                -0-
  President and Chief           1996      $63,000(2)             -0-
  Executive Officer


1. The columns for "Other Annual Compensation" and "Long-term Compensation" have been omitted as there is no compensation required to be reported in such columns. The aggregate amount of perquisites and other personal benefits did not exceed the lesser of $50,000 or 10% of the total of salary and bonus. In addition, the Option Grants in Last Year Table and Aggregated Option Exercises in Last Year and Year End Option Values Table have been omitted as the above named executive officer was not granted any options during the last year and owns no options.

2. Represents salary paid for services rendered as an executive of Atlantic International Capital, Ltd.,a wholly-owned subsidiary of the Company, at December 31, 1996

BOARD OF DIRECTORS COMPENSATION

         The Company does compensate directors who are also executive officers of the Company for service on the Board of Directors. Directors receive $1,500 per meeting & are reimbursed for their expenses incurred in attending meetings of the Board of Directors.

LONG-TERM INCENTIVE AND PENSION PLANS

         On January 1, 1997, the Company adopted an Incentive Stock Option Plan for Employees, Directors, Consultants and Advisors [the "Plan"]. The Plan will expire December 31, 2006 unless further extended by appropriate action of the Board of Directors. Employees, directors, consultants and advisors of the Company, or any of its subsidiary corporations, are eligible for participation in the Plan. The Plan provides for stock to be issued pursuant to options granted and shall be limited to 250,000 shares of Common Stock, $.001 par value. The shares have been reserved for issuance in accordance with the terms of the Plan. The exercise of these options may be for all or any portion of the option and any portion not exercised will remain with the holder until the expiration of the option period. The options expire on December 23, 2002.

         In May of 1998, the Company instituted a Section 125 benefit plan for it's Employees. In June of 1998, the Company instituted a 401K Employee benefit plan on behalf of its Employees. The Company is not required to make matching contributions under this plan.

OTHER

         No director or executive officer is involved in any material legal proceeding in which he is a party adverse to the Company or has a material interest adverse to the Company.

EMPLOYMENT AGREEMENTS

         The Company currently has employment agreements with Messrs. Iamunno and Hoskin pursuant to which they will continue to serve as the Company's President and Chief Executive Officer, Chairman of the Board, Secretary and
Treasurer respectively. It is anticipated that as compensation for their services, the Company will pay Messrs. Iamunno and Hoskin base salaries of $140,000 each per annum, respectively which shall be subject to annual cost of living increases plus annual raises of up to 10%. The agreements will continue for three years and will expire in the year 2000. Other than the aforementioned agreements, the Company has not entered into any other employment agreement with any of its officers, directors or any other persons and no such agreements are anticipated in the immediate future. Board Committees and Compensation

INDEMNIFICATION OF DIRECTORS AND OFFICERS

         The Company's Charter and Bylaws provide that the Company shall indemnify all directors and officers of the Company to the full extent permitted by the Delaware Corporation Law. Under such provisions, any director or officer who, in such person's capacity as such, is made or threatened to be made a party to any suit or proceeding, may be indemnified if the Board determines such director or officer acted in good faith and in a manner such director reasonably believed to be in or not opposed to the best interest of the Company. The Charter, Bylaws, and the Delaware Corporation Law further provide that such indemnification is not exclusive of any other rights to which such individuals may be entitled under the Charter, the Bylaws, any agreement, any vote of stockholders or disinterested directors, or otherwise.

         The Company has power to purchase and maintain insurance on behalf of any person who is or was a director, officer, employee, or agent of the Company, or is or was serving at the request of the Company as a director, officer, employee or agent of another corporation, partnership, joint venture, trust, or other enterprise against any expense, liability, or loss incurred by such person in any such capacity or arising out of his status as such, whether or not the Company would have the power to indemnify such person against such liability under Delaware law.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGMENT

         The following table sets forth, as of June 12, 1998, information regarding the beneficial ownership of the Company's Common Stock by each person known by the Company to own five percent or more of the outstanding shares, by each of the directors and officers, and by the directors and officers as a group. As of June 12, 1998, there were outstanding 20,426,458 shares of the Common Stock of the Company.
                         Amount  of
Name and  Address        Beneficial                      Percent of
of Beneficial Owner(2)   Ownership                       Class

Norman J. Hoskin                     1,115,935             11.53%

Richard A. Iamunno                   1,133,270             11.71%

Steven D. Brown                         50,000              0.52%

David  Halaburda                     N/A

Martin V. McCarthy                      10,000              0.10%

Jeffrey L. Hurwitz                   N/A

Dr. Leonard Haimes                       8,333              0.09%

The AWIXA Trust                      1,161,536             12.0%
C/o Mello, Hollis, Jones & Martin
31 Church Street
Hamilton, Bermuda

The Kunni Lemmel Trust               1,154,868             11.94%
C/o Mello, Hollis, Jones & Martin
31 Church Street
Hamilton, Bermuda

All Officers and Directors as a      2,317,538             23.95%
Group (5 persons)

(1) Beneficial ownership has been determined in accordance with Rule 13d-3 of the Securities Exchange Act of 1934. Generally, a person is deemed to be the beneficial owner of a security if he has the right to acquire voting or investment power within 60 days.

(2) Unless otherwise indicated, all addresses are at the Company's office at 200 East Palmetto Park Rd., Suite 200, Boca Raton, Florida 33432.

                          DESCRIPTION OF CAPITAL STOCK

         The Company has an authorized capital of 100,000,000 shares of Common Stock, par value $0.001 per share, and 10,000,000 shares of Preferred Stock, par value $0.001 per share. As of June 5, 1998, 20,426,458 shares of Common Stock were outstanding, held of record by 147 persons, and 10,000 shares of Preferred Stock were outstanding.

Common Stock

         The holders of Common Stock are entitled to one vote per share on all matters voted on by stockholders, including the election of directors. Except as otherwise required by law or provided in any resolution adopted by the Board with respect to any series of Preferred Stock, the holders of Common Stock exclusively possess all voting power. Subject to any preferential rights of any outstanding series of Preferred Stock of the Company, the holders of Common Stock are entitled to such dividends as may be declared from time to time by the Board from funds available for distribution to such holders. No holder of Common Stock has any preemptive right to subscribe to any securities of the Company of any kind or class or any cumulative voting rights. The outstanding shares of Common Stock are, and the Shares, upon issuance and sale as contemplated hereby will be, duly authorized, validly issued, fully paid and nonassessable.

Preferred Stock

         Shares of the Company's Preferred Stock have been issued solely to the Selling Stockholder pursuant to a Securities Purchase Agreement filed with the Securities Exchange Commission as part of the Company's recent 10KSB. The Selling Stockholder has purchased a total of $1,000,000 of the Preferred Stock and has an option to purchase another $1,500,000. The Selling Stockholder has the right to convert the Preferred Stock for the Common Stock of the Company based on a formula which roughly equates to 78% of the trading price for the Company's Common Stock on an average of several business days. The holder of the Preferred Stock has the right to require registration of the Common Stock into which the Preferred Stock may be converted.

Other Preferred Stock

         The Company may issue other preferred stock of a different class from time to time in one or more series. The Board of Directors is authorized to determine the rights, preferences, privileges and restrictions granted to, and imposed upon, any series of Preferred Stock and to fix the number of shares of any series of Preferred Stock and the designation of any such series, subject to the consent of the existing holders of Preferred Stock in certain instances. The issuance of Preferred Stock could be used, under certain circumstances, as a method of preventing a takeover of the Company and could permit the Board of Directors, without any action of the holders of the Common Stock to issue Preferred Stock which could have a detrimental effect on the rights of holders of the Common Stock, including loss of voting control. See ""--Certain Provisions of the Company's Charter and Bylaws and of Delaware Law" and "Risk Factors--Certain Anti-Takeover Provisions."

Registration Rights

         Following this offering, no shareholders of the Company's Common Stock will have rights to register those shares for sale to the public under the Securities Act of 1933, as amended (the "Securities Act").

Certain Provisions of the Company's Charter and Bylaws and of Delaware Law

         General

         The Company's Charter and Bylaws contain certain provisions that could make difficult the acquisition of control of the Company by means of a tender offer, open market purchases, proxy fight or otherwise. These provisions may discourage certain types of coercive takeover practices and inadequate takeover bids and encourage persons seeking to acquire control of the Company first to negotiate with the Company. The Company believes that the benefits of its potential ability to negotiate with the proponent of an unfriendly or unsolicited proposal to take over or restructure the Company outweigh the disadvantages of discouraging such proposals because, among other things, negotiation of such proposals could result in an improvement of their terms. See "Risk Factors--Certain Anti-Takeover Provisions."

The Company's Certificate of Incorporation and By-laws contain certain provisions which may deter, discourage, or make more difficult the assumption of control of the Company by another corporation or person through a tender offer, merger, proxy contest or similar transaction or series of transactions. These provisions include an unusually large number of authorized shares of Common Stock (100,000,000) the authorization of the Board of Directors to issue Preferred Stock as described above and the prohibition of cumulative voting. The overall effect of these provisions may be to deter a future tender offer or other takeover attempt that some shareholders might view to be in their best interest as the offer might include a premium over the market price of the Company's capital stock at the time. In addition, these provisions may have the effect of assisting the Company's current management in retaining its position and place it in a better position to resist changes which some stockholders may want it to make if dissatisfied with the conduct of the Company's business. See "Risk Factors - Certain Anti-Takeover Provisions."

Set forth below is a summary of certain provisions in the Charter and Bylaws.

         Delaware General Corporation Law

         The Company is subject to the provisions of Section 203 of the Delaware Corporation Law. Section 203 provides, with certain exceptions, that a Delaware corporation may not engage in any of a broad range of business combinations with a person or affiliate or associate of such person who is an "interested stockholder" for a period of three years from the date such person became an interested stockholder unless (i) the transaction resulting in a person's becoming an interested stockholder, or the business combination, is approved by the board of directors of the corporation before the person becomes an interested stockholder; (ii) the interested stockholder acquires 85% or more of the outstanding voting stock of the corporation in the same transaction which makes it an interested stockholder (excluding certain employee stock plans); or
(iii) on or after the date the
person becomes an interested stockholder, the business combination is approved by the corporation's board of directors and by the holders of at least 66 2/3% of the corporation's outstanding voting stock at an annual or special meeting, excluding shares owned by the interested stockholder. An "interested stockholder" is defined as any person that is (x) the owner of 15% or more of the outstanding voting stock of the corporation or (y) an affiliate or associate of the corporation and was the owner of 15% or more of the outstanding voting stock of the corporation at any time within the three year-period immediately prior to the date on which it is sought to be determined whether such person is an interested stockholder.

         Limitations on Directors' Liability

         The Charter contains provisions to (i) eliminate the personal liability of its directors for monetary damages resulting from breaches of their fiduciary duty (other than breaches of the duty of loyalty, acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, violations under Section 174 of the Delaware Corporation Law or for any transaction from which the director derived an improper personal benefit) and
(ii)  indemnify its directors  and officers to the fullest  extent  permitted by
Section 145 of the Delaware Corporation Law, including circumstances in which indemnification is otherwise discretionary. Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Company, the Company has been advised that, in the opinion of the Commission, such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. The Company believes that these provisions are necessary to attract and retain qualified persons as directors and officers.

                                 TRANSFER AGENT

The Transfer Agent and Registrar for the Common Stock is Continental Stock Transfer & Trust Company, New York, New York.

                              CHANGE OF ACCOUNTANTS

         On January 30, 1997, the Board of Directors of the Company dismissed Buchbinder Tunick & Company LLP as independent accountants to the Company and on March 5, 1997 appointed Moore Stephens, P.C. as the new independent accountants to the Company. Buchbinder Tunick & Company LLP has not reported on any of the Company's financial statements. Since, December 19, 1996 (the date on which Buchbinder was engaged as the Company's independent accountants), there were no disagreements between the Company and Buchbinder Tunick & Company LLP on any matters of accounting principles or practices, financial statement disclosure, or auditing scope or procedure, which disagreements, if not resolved to the satisfaction of Buchbinder Tunick & Company LLP, would have caused Buchbinder Tunick & Company LLP to make a reference to the subject matter of the disagreements in connection with its reports.

                               SELLING STOCKHOLDER

         The following table sets forth (i) the number of shares of Common Stock beneficially owned by each Selling Stockholder as of June 12, 1998, (ii) the number of Shares of Common Stock to be offered for resale by the Selling Stockholder and (iii) the number and percentage of Shares of Common Stock to be beneficially owned by the Selling Stockholder after completion of the offering. The Selling Stockholder has not had a material relationship with the Company during the past three years.

                                          No. of Shares of Common Stock        No. of Shares        Shares Beneficially
      Name                                      Beneficially Owned                Offered         Owned After Offering (1)
----------------------------        ------------------------------------- ---------------------- ------------------------

Shaar Fund .   .   .   .   .   .   .            320,513 (2)                      320,513 (3)             *

*Less than 1%


(1) Assume that all Common Stock offered by the Selling Stockholders is sold and that no other shares beneficially owned by the Selling Stockholder is sold.

(2) Represents 320,513 shares of Common Stock that would be issuable upon conversion of Preferred Stock having an aggregate stated value of $1,000,000.00. The number of shares of Common Stock issuable upon the conversion of the Preferred Shares is an approximation which is based on the hypothetical conversion of such Preferred Shares on June 12, 1998. The actual number of shares of Common Stock that would be issuable upon conversion of the Preferred Shares and available for resale hereunder is determined by a conversion formula which is based, in part, on cannot be determined on the date hereof.

There is no assurance that the Selling Stockholder which holds Preferred Shares will convert such Preferred Shares, or that such selling Stockholder or any other Selling Stockholder will otherwise opt to sell any of the Shares offered hereby. To the extent required, the specific Shares of Common Stock beneficially owned by such Selling Stockholders, the public offering price of the Shares to be sold, the names of any agent, dealer or underwriter employed by such Selling Stockholders in connection with such sale, and any applicable commission or discount with respect to a particular offer will be set forth in an accompanying Prospectus Supplement.

         THE SHARES COVERED BY THIS PROSPECTUS MAY BE SOLD FROM TIME TO TIME SO LONG AS THIS PROSPECTUS REMAINS IN EFFECT; PROVIDED , HOWEVER, THAT THE SELLING STOCKHOLDERS ARE FIRST REQUIRED TO CONTACT THE COMPANY'S CORPORATE SECRETARY TO CONFIRM THAT THIS PROSPECTUS IS IN EFFECT. THE SELLING STOCKHOLDER EXPECTS TO SELL THE SHARES AT PRICES THEN ATTAINABLE, LESS ORDINARY BROKERS' COMMISSIONS AND DEALERS' DISCOUNTS AS APPLICABLE.

         THE SELLING STOCKHOLDER AND ANY BROKER OR DEALER TO OR THROUGH WHOM ANY OF THE SHARES ARE SOLD MAY BE DEEMED TO BE UNDERWRITERS WITHIN THE MEANING OF THE SECURITIES ACT WITH RESPECT TO THE COMMON STOCK OFFERED HEREBY, AND ANY PROFITS REALIZED BY THE SELLING STOCKHOLDER OR SUCH BROKERS OR DEALERS MAY BE DEEMED TO BE UNDERWRITING COMMISSIONS. BROKERS' COMMISSIONS AND DEALERS' DISCOUNTS, TAXES AND OTHER SELLING EXPENSES TO BE BORNE BY THE SELLING STOCKHOLDERS ARE NOT EXPECTED TO EXCEED NORMAL SELLING EXPENSES FOR SALES OVER-THE-COUNTER OR OTHERWISE, AS THE CASE MAY BE. THE REGISTRATION OF THE SHARES UNDER THE SECURITIES ACT SHALL NOT BE DEEMED AN ADMISSION BY THE SELLING STOCKHOLDERS OR THE COMPANY THAT THE SELLING STOCKHOLDERS ARE UNDERWRITERS FOR PURPOSES OF THE SECURITIES ACT OF ANY SHARES OFFERED UNDER THIS PROSPECTUS.

                              PLAN OF DISTRIBUTION

         This Prospectus covers 320,513 shares of the Company's Common Stock. All of the Shares offered hereby are being sold by the Selling Stockholder. The Securities covered by this Prospectus may be sold under Rule 144 instead of under this Prospectus. The Company will realize no proceeds from the sale of the Shares by the Selling Stockholder or upon conversion of the Preferred Shares by the Selling Stockholder.

         The distribution of the Shares by the Selling Stockholder is not subject to any underwriting agreement. The Selling Stockholder may sell the Shares offered hereby from time to time in transactions on one or more exchanges, in the over-the-counter market, in negotiated transactions, or a combination of such methods of sale, at fixed prices which may be changed, at market prices prevailing at the time of sale, at prices relating to prevailing market prices or at negotiated prices. In addition, from time to time the Selling Stockholder may engage in short sales, short sales against the box, puts and calls and other transactions in securities of the Company or derivatives thereof, and may sell and deliver the shares in connection therewith.

         From time to time the Selling Stockholders may pledge their Shares pursuant to the margin provisions to its customer agreements with its brokers. Upon a default by the Selling Stockholder, the broker may offer and sell the pledge Shares.

         Such transactions may be effected by selling the Shares to or through broker-dealers, and such broker-dealer may receive compensation in the form of discounts, concessions or commissions from the Selling Stockholder and/or the purchasers of the Shares for whom such broker-dealers may act as agents or to whom they sell as principals, or both (which compensation as to a particular broker-dealer might be in excess of the customary commissions). The Selling Stockholder and any broker-dealers that participate with the Selling Stockholder in the distribution of the Shares may be deemed to be underwriters within the meaning of Section 2 (11) of the Securities Act and any commissions received by them and any profit on the resale of the Shares may be deemed to be underwriting commissions or discounts under the Securities Act. The Selling Stockholder will pay any transaction costs associated with effecting any sales that occur.

         In order to comply with the securities laws of certain states, if applicable, the shares will be sold in such jurisdictions only through registered or licensed brokers or dealers. In addition, in certain states the Shares may not be sold unless they have been registered or qualified for sale in the applicable state or an exemption from the registration or qualification requirement is available and is complied with by the Company and the Selling Stockholder.

         Any broker-dealer acquiring Common Stock offered hereby may sell such securities either directly, in its normal market-making activities, through or to other brokers on a principal or agency basis or to its customers. Any such sales may be at prices then prevailing on Nasdaq, at prices related to such prevailing market prices or at negotiated prices to its customers or a combination of such methods . In addition and without limiting the foregoing, the Selling Stockholders will be subject to applicable provisions of Regulation M, which may limit the timing of the purchases and sales of shares of Common Stock by the Selling Stockholder.

         The Selling Stockholder is not restricted as to the price or prices at which it may sell its Shares. Sales of such Shares may have an adverse effect on market price of Common Stock. Moreover, the Selling Stockholder is not restricted as to the number of Shares that may be sold at any time, and it is possible that a significant number of Shares could be sold at the same time which may also have an adverse effect on the market price of the Company's Common Stock.

         The Company has agreed to pay all fees and expenses incident to the registration of the Shares , except selling commissions and fees and expenses of counsel or any other professionals or other advisors, if any, to the Selling Stockholder.

         This Prospectus also may be used, with the Company's consent, by donees or other transferees of the Selling of the Selling Stockholder, or by other persons acquiring the Common Stock under circumstances requiring or making desirable the use of this Prospectus for the offer and sale of such shares.

                                  LEGAL MATTERS

         The validity of the Shares will be passed upon for the Company by its counsel, Harry Winderman, Esq., Boca Raton, Florida.

                                     EXPERTS

         The financial statements of Atlantic International Entertainment, Ltd. at December 31, 1997 and 1996, appearing in this Registration Statement have been audited by Moore Stephens, P.C., independent auditors, as set forth in their reports thereon appearing elsewhere herein, and are included in reliance upon such reports given upon the authority of such firm as experts in accounting and auditing.

NO DEALER, SALESMAN OR OTHER PERSON HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATIONS OTHER THAN THOSE CONTAINED OR INCORPORATED IN THIS PROSPECTUS AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATIONS MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY THE COMPANY, BY THE SELLING STOCKHOLDERS OR BY ANY OTHER PERSON. NEITHER THE DELIVERY OF THIS PROSPECTUS NOR ANY SALE MADE HEREUNDER SHALL UNDER ANY CIRCUMSTANCES CREATE AN IMPLICATION THAT THERE HAS BEEN NO CHANGE IN THE AFFAIRS OF FUNC SINCE THE DATE HEREOF. THIS PROSPECTUS DOES NOT CONSTITUTE AN OFFER TO SELL OR A SOLICITATION OF AN OFFER TO BUY ANY SECURITIES OTHER THAN THE SHARES DESCRIBED IN THIS PROSPECTUS OR AN OFFER TO SELL OR SOLICITATION OF AN OFFER TO BUY SUCH SHARES IN ANY CIRCUMSTANCES IN WHICH SUCH OFFER OR SOLICITATION IS UNLAWFUL.

                          INDEX TO FINANCIAL STATEMENTS

                                                                            PAGE


Independent Auditor's Report ...............................................F-2

Consolidated Balance Sheet as of December 31, 1997 ....................F-3..F-4

Consolidated Statements of Operations for the years ended
December 31, 1997 and 1996..................................................F-5

Consolidated Statements of Changes in Stockholders' Equity for the
years ended December 31, 1997 and 1996......................................F-6

Consolidated Statements of Cash Flows for the years ended
December 31, 1997 and 1996..................................................F-7

Notes to Consolidated Financial Statements .................................F-9

Unaudited Balance Sheets at March 31, 1998..................................F-27

Unaudited Statement of Operations for the three
  months ended March 31, 1998 and 1997......................................F-29

Unaudited Statements of Cash Flows for the three
  months ended March 31, 1998 and 1997......................................F-31

Notes to Unaudited Financial Statements.....................................F-33



                             . . . . . . . . . . . .

                          INDEPENDENT AUDITOR'S REPORT


To the Stockholders and Board of Directors of Atlantic International Entertainment, Ltd.



         We have audited the accompanying consolidated balance sheet of Atlantic International Entertainment, Ltd. and its subsidiaries as of December 31, 1997, and the related consolidated statements of operations, changes in stockholders' equity, and cash flows for each of the two years in the period ended December 31, 1997. These consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

         We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the consolidated financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the consolidated financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall consolidated financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

         In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the consolidated financial position of Atlantic International Entertainment, Ltd. and its subsidiaries as of December 31, 1997, and the consolidated results of their operations and their cash flows for each of the two years in the period ended December 31, 1997, in conformity with generally accepted accounting principles.



                                                 /S/ MOORE STEPHENS, P. C.
                                                 -------------------------
                                                 MOORE STEPHENS, P. C.
                                                 Certified Public Accountants.

Cranford, New Jersey
April 24, 1998

ATLANTIC INTERNATIONAL ENTERTAINMENT, LTD. AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEET AS OF DECEMBER 31, 1997.


ASSETS:
CURRENT ASSETS:
   Cash and Cash Equivalents                                                      $   11,260
   Accounts Receivable [Net of Allowance for Doubtful Accounts of $22,204]            43,228
   Notes Receivable                                                                1,927,899
   Refundable Income Taxes                                                            77,215
   Deferred Tax Asset                                                                176,812
   Prepaid Expenses                                                                    6,564
   Other Current Assets                                                               10,000
                                                                                  ----------

   TOTAL CURRENT ASSETS                                                            2,252,978
                                                                                  ----------

   FURNITURE, FIXTURES AND EQUIPMENT - NET                                           464,454
                                                                                  ----------
SOFTWARE [NET OF ACCUMULATED AMORTIZATION OF $313,655]                             1,285,574
                                                                                  ----------

COST IN EXCESS OF NET ASSETS OF BUSINESS ACQUIRED -
   [NET OF ACCUMULATED AMORTIZATION OF $78,132]                                    1,465,149
                                                                                  ----------

OTHER ASSETS:
   Due from Related Parties                                                           49,855
   Other Assets                                                                       18,781
   Investments                                                                        10,125
   Notes Receivable [Net of Discounts and Reserve]                                 1,359,083
                                                                                  ----------

   TOTAL OTHER ASSETS                                                              1,437,844
                                                                                  ----------

   TOTAL ASSETS                                                                   $6,905,999
                                                                                  ==========


The Accompanying Notes are an Integral Part of these Consolidated Financial Statements.

ATLANTIC INTERNATIONAL ENTERTAINMENT, LTD. AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEET AS OF DECEMBER 31, 1997.

LIABILITIES AND STOCKHOLDERS' EQUITY:
CURRENT LIABILITIES:
   Accounts Payable and Accrued Expenses                 $   951,592
   Notes Payable - Officers                                  166,636
   Due to Customers                                           20,721
   Current Portion of Long-Term Debt                          36,000
   Current Portion of Capital Lease Obligations               41,427
   Income Taxes Payable - Federal                            605,213
   Income Taxes Payable - State                               29,123
   Line of Credit                                             24,391
   Other Current Liabilities                                  25,316
                                                         -----------

   TOTAL CURRENT LIABILITIES                               1,900,419

LONG-TERM DEBT                                                 4,500

CAPITAL LEASE OBLIGATIONS                                     54,461

COMMITMENTS AND CONTINGENCIES                                   --
                                                         -----------
   TOTAL LIABILITIES                                       1,959,380
                                                         -----------
STOCKHOLDERS' EQUITY:
   Preferred Stock - Par Value $.001 Per Share; Authorize
      10,000,000 Shares, None Issued or Outstanding             --

   Common Stock - Par Value $.001 Per Share;
      Authorized 100,000,000 Shares, Issued and
      Outstanding 9,590,184 Shares                             9,590

   Additional Paid-in Capital                              4,149,906

   Unrealized Holding Loss on Marketable Securities          (42,763)

   Retained Earnings                                         829,886
                                                         -----------
   TOTAL STOCKHOLDERS' EQUITY                              4,946,619
                                                         -----------
   TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY            $ 6,905,999
                                                         ===========

The Accompanying Notes are an Integral Part of these Consolidated Financial Statements.

ATLANTIC INTERNATIONAL ENTERTAINMENT, LTD. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF OPERATIONS


                                                                                          YEARS ENDED
                                                                                          DECEMBER 31,
                                                                                          ------------
                                                                                   1 9 9 7             1 9 9 6
                                                                                   -------             -------

REVENUE                                                                         $ 4,416,790        $   454,656

COST OF SALES                                                                       527,344             48,894
                                                                                -----------        -----------

   GROSS PROFIT                                                                   3,889,446            405,762
                                                                                -----------        -----------

GENERAL AND ADMINISTRATIVE                                                        1,895,616            766,361

PROVISION FOR DOUBTFUL ACCOUNTS AND NOTES                                           412,698               --

DEPRECIATION AND AMORTIZATION                                                       186,242             67,376
                                                                                -----------        -----------

   TOTAL OPERATING EXPENSES                                                       2,494,556            833,737
                                                                                -----------        -----------

   INCOME [LOSS] FROM OPERATIONS                                                  1,394,890           (427,975)
                                                                                -----------        -----------

OTHER INCOME [EXPENSES]:
   Interest Income                                                                   17,331              4,350
   Interest Expense                                                                 (10,477)            (2,870)
   Interest Expense - Related Party                                                  (7,525)            (1,302)
   Other Income [Expense]                                                           (34,669)             3,556
                                                                                -----------        -----------

   OTHER [EXPENSES] INCOME - NET                                                    (35,340)             3,734
                                                                                -----------        -----------

   INCOME [LOSS] FROM CONTINUING OPERATIONS BEFORE
      INCOME TAX EXPENSE [BENEFIT] EXPENSE                                        1,359,550           (424,241)

INCOME TAX EXPENSE [BENEFIT] EXPENSE                                                411,325            (77,215)
                                                                                -----------        -----------

   INCOME [LOSS] FROM CONTINUING OPERATIONS                                         948,225           (347,026)

DISCONTINUED OPERATIONS - [NET OF INCOME TAXES OF 51,047]:
   [Loss] from Operations of Discontinued Foreign Subsidiary                        (45,890)           (29,244)
   Gain on the Disposal of Discontinued Foreign Subsidiary                          144,982               --
                                                                                -----------        -----------

   NET INCOME [LOSS]                                                            $ 1,047,317        $  (376,270)
                                                                                ===========        ===========

INCOME [LOSS] PER COMMON SHARE:
   Continuing Operations                                                                .10               (.04)
   Discontinued Operations                                                              .01                --
                                                                                -----------        -----------

   BASIC AND DILUTED NET INCOME PER SHARE OF COMMON STOCK                       $       .11        $      (.04)
                                                                                ===========        ===========

   WEIGHTED AVERAGE SHARES OF COMMON STOCK OUTSTANDING                            9,452,992          8,514,537
                                                                                ===========        ===========

The Accompanying Notes are an Integral Part of these Consolidated Financial Statements.

ATLANTIC INTERNATIONAL ENTERTAINMENT, LTD. AND SUBSIDIARIES

CONSOLIDATED STATEMENT OF CHANGES IN STOCKHOLDERS' EQUITY

                                                     COMMON STOCK                          UNREALIZED
                                                ---------------------      ADDITIONAL       LOSS ON     RETAINED         TOTAL
                                  PREFERRED     NUMBER OF                   PAID-IN        MARKETABLE   EARNINGS     STOCKHOLDERS'
                                  ---------     ---------                   -------        ----------   --------     -------------
                                    STOCK        SHARES         AMOUNT      CAPITAL        SECURITIES  (DEFICIT)       EQUITY
                                    -----        ------         ------      -------        ----------  ---------       ------

BALANCE - DECEMBER 31, 1995      $    --       6,803,451    $   6,803    $      (6,713)  $       --   $   158,839   $   158,929

Equity of CEEE [1]                    --       1,500,033        1,500           (6,794)          --            --        (5,294)

Sale of Common Stock                  --              13           13           35,749           --            --        35,762

Recapitalization
 Adjustment [1]                       --             (13)         (13)              13           --            --            --

Private Placement [1]                 --         886,700          887          825,994           --            --       826,881

Asset Acquisition [4]                 --         200,000           --        1,200,000           --            --     1,200,000

Recapitalization
 Adjustment [1]                       --        (200,000)          --               --           --            --            --

Recapitalization Costs [1]            --              --           --         (160,873)          --            --      (160,873)

[Loss] from Continuing
 Operations                           --              --           --               --           --      (347,026)     (347,026)

[Loss] from Discontinued
  Foreign Subsidiary                  --              --           --               --           --       (29,244)      (29,244)
                                 -------   -------------    ---------    -------------   ----------   -----------   -----------

   BALANCE - DECEMBER 31, 1996        --       9,190,184        9,190        1,887,376           --      (217,431)    1,679,135

Sale of Common Stock                  --          75,000           75          350,175           --            --       350,250

Sale of Common Stock                  --          25,000           25               --           --            --            25

Asset Acquisition [Note 8]            --         200,000          200        1,598,880           --            --     1,599,080

Conversion of Debt to Equity          --              --           --          313,475           --            --       313,475

Issuance of Shares in Escrow          --         100,000          100               --           --            --           100

Unrealized Holding Loss on
 Marketable Securities                --              --           --               --      (42,763)           --       (42,763)

Income from Continuing
 Operations                           --              --           --               --           --       948,225       948,225

Income from Discontinued
 Operations                           --              --           --               --           --        99,092        99,092
                                 -------   -------------    ---------    -------------   ----------   -----------   -----------

   BALANCE-DECEMBER 31, 1997     $    --       9,590,184    $   9,590    $   4,149,906   $  (42,763)  $   829,886   $ 4,946,619
                                 =======   =============    =========    =============   ==========   ===========   ===========


The Accompanying Notes are an Integral Part of these Consolidated Financial Statements.

ATLANTIC INTERNATIONAL ENTERTAINMENT, LTD. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF CASH FLOWS


                                                                                                            YEARS ENDED
                                                                                                            DECEMBER 31,
                                                                                                    1 9 9 7               1 9 9 6
                                                                                                    -------               -------
OPERATING ACTIVITIES:
   Income [Loss] from Continuing Operations                                                      $   948,225            $  (347,026)
   Adjustments to Reconcile Net Income [Loss] to
      Net Cash Provided by [Used for] Operating Activities:
      Depreciation and Amortization                                                                  422,538                 67,376
      Provision for Doubtful Accounts                                                                412,698                   --

   Changes in Assets and Liabilities:
      [Increase] Decrease in:
         Accounts Receivable                                                                         (65,432)               (63,965)
         Prepaid Expenses                                                                             (2,195)                20,723
         Notes Receivable                                                                         (3,677,476)                  --
         Deferred Taxes                                                                             (176,812)                  --
         Restricted Cash                                                                             (10,000)
         Other Assets                                                                                (13,915)                (6,900)

      Increase [Decrease] in:
         Accounts Payable and Accrued Expenses                                                       698,647                225,686
         Income Taxes Payable                                                                        634,336                (90,500)
         Other Current Liabilities                                                                    25,316                    631
         Due to Customers                                                                             (7,558)                  --
                                                                                                 -----------            -----------

   NET CASH - CONTINUING OPERATIONS                                                                 (811,628)              (193,975)
                                                                                                 -----------            -----------

DISCONTINUED OPERATIONS:
   [Loss] from Discontinued Operations                                                               (45,890)               (29,244)
   Adjustments to Reconcile Net [Loss] to Net Cash Operations:
      Depreciation                                                                                     1,366                  1,278
   Changes in Net Assets and Liabilities                                                             (44,411)                41,641
                                                                                                 -----------            -----------

   NET CASH - DISCONTINUED OPERATIONS                                                                (88,935)                13,675
                                                                                                 -----------            -----------

   NET CASH - OPERATING ACTIVITIES - FORWARD                                                        (900,563)              (180,300)
                                                                                                 -----------            -----------

INVESTING ACTIVITIES - CONTINUING OPERATIONS:
   Increase in Due from Related Parties                                                               (1,582)               (37,177)
   Purchase of Investments                                                                          (109,418)
   Sale of Investments                                                                                35,671                 10,252
   Purchase of EmiNet - Net of Cash Acquired                                                         (18,268)                  --
   Purchase of Property and Equipment                                                               (425,862)              (281,934)
                                                                                                 -----------            -----------

   NET CASH - INVESTING ACTIVITIES - CONTINUING OPERATIONS -
      FORWARD                                                                                       (519,459)              (308,859)
                                                                                                 -----------            -----------

INVESTING ACTIVITIES - DISCONTINUED OPERATIONS:
   Purchase of Property and Equipment                                                                     --                (13,755)
   Gain on the Disposal of Discontinued Foreign Subsidiary
      [Net of Tax]                                                                                   144,982                     --
   Sale of AIE NV - Net of Cash                                                                       13,100                     --
                                                                                                 -----------            ------------

   NET CASH INVESTING ACTIVITIES - DISCONTINUED OPERATIONS -
      FORWARD                                                                                    $   158,082            $   (13,755)


The Accompanying Notes are an Integral Part of these Consolidated Financial Statements.

ATLANTIC INTERNATIONAL ENTERTAINMENT, LTD. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF CASH FLOWS


                                                                                       YEARS ENDED
                                                                                        DECEMBER 31,
                                                                              1 9 9 7                 1 9 9 6
                                                                              -------                 -------

   NET CASH - OPERATING ACTIVITIES - FORWARDED                             $  (900,563)            $  (180,300)
                                                                           -----------             -----------

   NET CASH - INVESTING ACTIVITIES - CONTINUING OPERATIONS -
      FORWARDED                                                               (361,377)               (322,614)
                                                                           -----------             -----------

   NET CASH INVESTING ACTIVITIES - DISCONTINUED OPERATIONS -
      FORWARDED                                                                158,082                 (13,755)
                                                                           -----------             -----------

FINANCING ACTIVITIES - CONTINUING OPERATIONS:
   Proceeds from the Conversion of Debt to Equity                              313,475                    --
   Proceeds from Issuance of Common Stock                                      350,250                 701,770
   Increase in Loan Payable to Shareholder                                     144,981                  21,655
   Proceeds from Long-Term Debt                                                 45,000                    --
   Payment of Notes Payable                                                     (4,500)                   --
   Proceeds from Line of Credit                                                 24,391                    --
   Payment of Lease Payable                                                    (21,585)                   --
                                                                           -----------             -----------

   NET CASH - FINANCING ACTIVITIES - CONTINUING OPERATIONS                     852,012                 723,425
                                                                           -----------             -----------

   [DECREASE] INCREASE IN CASH AND CASH EQUIVALENTS                           (409,928)                220,511

CASH AND CASH EQUIVALENTS - BEGINNING OF YEARS                                 421,188                 200,677
                                                                           -----------             -----------

   CASH AND CASH EQUIVALENTS - END OF YEARS                                $    11,260             $   421,188
                                                                           ===========             ===========

SUPPLEMENTAL DISCLOSURES OF CASH FLOW INFORMATION:
   Cash paid during the years for:
      Interest                                                             $     5,903             $     4,172
      Income Taxes                                                         $      --               $    77,215

SUPPLEMENTAL SCHEDULE OF NON-CASH INVESTING AND FINANCING ACTIVITIES:
         On April 15, 1996, the Company entered into an asset acquisition agreement. The non-cash portion of the transaction included the issuance of 200,000 shares of common stock with a fair value of $1,200,000 [See Note 1 for details of recapitalization].

         On March 26, 1997, the Company issued 200,000 shares of the Company's common stock as part of the acquisition of its subsidiary, The EmiNet Domain [See Note 7].

         As part of the acquisition of EmiNet Domain, Inc. [See Note 7], capital lease obligations of approximately $106,000 were incurred for the purchase of equipment [See Note 10].


The Accompanying Notes are an Integral Part of these Consolidated Financial Statements.

ATLANTIC INTERNATIONAL ENTERTAINMENT, LTD. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

[1] ORGANIZATION AND STOCK ACQUISITION

CORPORATE STRUCTURE - CEEE Group, Inc. ["CEEE"] was incorporated under the laws of the State of Colorado in October of 1939 as Pacific Gold, Inc. CEEE was organized to explore, develop, mine and mill gold and silver deposits of ore. The Company conducted limited mining activities until operations ceased. CEEE was seeking new business opportunities as a development stage entity.

On July 16, 1996, CEEE entered into an exchange of stock and plan of organization with Atlantic International Capital, Ltd. ["AIC"] pursuant to which CEEE acquired all of the common shares of AIC in exchange for an aggregate of 6,803,451 common shares of CEEE. Following the share exchange and the issuance of all shares, the shareholders of AIC own approximately 94% of CEEE.

For accounting purposes, the acquisition was recorded as a recapitalization of AIC, with AIC as the acquirer. The shares issued were treated as issued by AIC for cash and are shown as outstanding for all periods presented in the same manner as for a stock split. Recapitalization costs totaling $160,873 were charged to additional paid-in capital. The consolidated financial statements of the Company reflect the results of operations of CEEE and AIE from July 1, 1996 through December 31, 1996. The consolidated financial statements prior to July 1, 1996 reflect the results of operations and financial position of AIC. Pro forma information on this transaction is not presented as, at the date of this transaction, CEEE is considered a public shell and, accordingly, the transaction will not be considered a business combination. CEEE changed its name to Atlantic International Entertainment, Ltd. ["AIE or the "Company"]. AIE was incorporated under the laws of the State of Delaware on August 22, 1996.

Upon consummation of the merger, the Company's authorized capital was increased to 100,000,000 shares of common stock, $.001 par value, and 10,000,000 shares of preferred stock, $.001 par value. The combined entity operates under the name of Atlantic International Entertainment, Ltd.

In March 1997, the Company concluded its acquisition of the EmiNet Domain, Inc., an Internet service provider and developer of Internet related software products as well as hosting commercial web sites [See Note 8].

In October 1997, the Company formed two subsidiaries, Atlantic International Entertainment, Australia, Ltd. ["AIE, Australia"] and Atlantic International Entertainment, South Africa, Ltd. ["AIE, SA"]. The Company advanced $10,000 to AIE, SA to assist in the incorporation process [see restricted cash]. Both AIE, Australia and AIE, SA were inactive for the year ended December 31, 1997.

NATURE OF BUSINESS - The Company is located in Southern Florida and develops and markets interactive products and services which are offered and operated via the Internet and World Wide Web. The operations are focused on two segments which include Internet software licensing and Internet service providers and developer of Internet related software products.

[2] SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

PRINCIPLES OF CONSOLIDATION - The consolidated financial statements include the accounts of the Company and its subsidiaries. All material intercompany accounts and transactions have been eliminated.

USE OF ESTIMATES - The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

CASH AND CASH EQUIVALENTS - The Company considers all highly liquid investments, with a maturity of three months or less when purchased, to be cash equivalents. At December 31, 1997, the Company did not have any cash equivalents.

ATLANTIC INTERNATIONAL ENTERTAINMENT, LTD. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS, SHEET #2

[2] SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES [CONTINUED]

PROPERTY AND EQUIPMENT AND DEPRECIATION - Property and equipment are stated at cost. Depreciation is computed primarily using the straight-line method over the estimated useful lives of the assets, which range from 5 to 7 years. Leasehold improvements are amortized using the straight-line method over the lesser of the term of the related lease or the estimated useful lives of the improvements.

Routine maintenance and repair costs are charged to expense as incurred and renewals and improvements that extend the useful life of the assets are capitalized. Upon sale or retirement, the cost and related accumulated depreciation are eliminated from the respective accounts and any resulting gain or loss is reported as income or expense.

ORGANIZATION COSTS - Costs incurred with the organization of the Company have been capitalized and are being amortized over a period of five-years on the straight-line method. As of December 31, 1997, organization costs net of accumulated amortization totaled $2,096. Net organization costs are included in other assets as of December 31, 1997.

COST IN EXCESS OF NET ASSETS OF BUSINESS ACQUIRED - The cost in excess of net assets of business acquired is being amortized on a straight-line basis over 15 years. Amortization expense amounted to $77,099 and $-0- for the years ended December 31, 1997 and 1996, respectively.

REVENUE RECOGNITION - Revenue from computer software licensing agreements is accounted for under the completed contract method, income of all revenue and related expenses are recognized at completion of installation or acceptance by the user. Revenue from providing Internet service and web hosting and development services is recognized when services are rendered.

INVESTMENTS - The Company accounts for investments in accordance with Statement of Financial Accounting Standards ["SFAS"] No. 115, "Accounting for Certain Investments in Debt and Equity Securities." Management determines the appropriate classification of its investments in debt and equity securities at the time of purchase and reevaluates such determination at each balance sheet date. Equity securities, and debt securities which the Company does not have the intent to hold to maturity, are classified as trading or available for sale. Securities available for sale are carried at fair value, with any unrealized holding gains and losses, net of tax, reported in a separate component of shareholders' equity until realized. Trading securities are carried at fair value with any unrealized gains or losses included in earnings. Held to maturity securities are carried at amortized cost. Marketable debt and equity securities available for current operations are classified in the balance sheet as current assets while securities held for non-current uses are classified as long-term assets. Realized gains and losses are calculated utilizing the specific identification method [See Note 6].

INCOME TAXES - Pursuant to SFAS No. 109, "Accounting for Income Taxes," income tax expense [or benefit] for the year is the sum of deferred tax expense [or benefit] and income taxes currently payable [or refundable]. Deferred tax expense [or benefit] is the change during the year in a company's deferred tax liabilities and assets. Deferred tax liabilities and assets are determined based on differences between financial reporting and tax basis of assets and liabilities, and are measured using the enacted tax rates and laws that will be in effect when the differences are expected to reverse.

ADVERTISING EXPENSES - The Company expenses advertising costs as incurred. Total advertising costs charged to expenses for the years ended December 31, 1997 and 1996 amounted to approximately $122,000 and $51,500, respectively.

NET INCOME PER SHARE - The Financial Accounting Standards Board has issued Statement of Financial Accounting Standards ["SFAS"] No. 128, Earnings per Share, which is effective for financial statements issued for periods ending after December 15, 1997. Accordingly, earnings per share data in the financial statements for the year ended December 31, 1997, have been calculated in accordance with SFAS No. 128. Prior periods loss per share data did not require restatement. Potential common Shares are included if dilutive.

ATLANTIC INTERNATIONAL ENTERTAINMENT, LTD. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS, SHEET #2

[2] SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES [CONTINUED]

NET INCOME PER SHARE [CONTINUED] - SFAS No. 128 supersedes Accounting Principles Board Opinion No. 15, Earnings per Share, and replaces its primary earnings per share with a new basic earnings per share representing the amount of earnings for the period available to each share of common stock outstanding during the reporting period. Basic earnings [loss] per share is computed by dividing income [loss] available to common stockholders by the weighted average number of common shares outstanding during the period. SFAS No. 128 also requires a dual presentation  of  basic  and  diluted  earnings  per  share  on the  face of the statement of operations for all companies with complex capital structures. Diluted earnings per share reflects the amount of earnings for the period available to each share of common stock outstanding during the reporting period, while giving effect to all dilutive potential common shares that were outstanding during the period, such as common shares that could result from the potential exercise or conversion of securities into common stock.

The computation of diluted earnings per share does not assume conversion, exercise, or contingent issuance of securities that would have an antidilutive effect on per share amounts (i.e., increasing earnings per share or reducing loss per share). The dilutive effect of outstanding options and warrants and their equivalents are reflected in dilutive earnings per share by the application of the treasury stock method which recognizes the use of proceeds that could be obtained upon exercise of options and warrants in computing diluted earnings per share. It assumes that any proceeds would be used to purchase common stock at the average market price during the period. Options and warrants will have a dilutive effect only when the average market price of the common stock during the period exceeds the exercise price of the options or warrants.

STOCK-BASED COMPENSATION - The Company follows Accounting Principles Board Opinion No. 25. "Accounting for Stock Issued to Employees" ["APB No. 25"] with regard to the accounting for its employee stock options. Under APB No. 25, compensation expense is recognized only when the exercise price of options is below the market price of the underlying stock on the date of grant. Accordingly, no compensation expense has been recognized for the Company's stock-based compensation plan for fiscal year 1997. The Company applies the provisions of SFAS No. 123, "Accounting for Stock-Based Compensation" to non-employee stock-based compensation and the pro forma disclosure provisions of SFAS No. 123 to employee stock-based compensation.

SOFTWARE AND AMORTIZATION - Costs related to the conceptual formulation and design of licensed programs are expensed as research and development. Costs incurred subsequent to establishment of technological feasibility to produce the finished product are capitalized. The annual amortization of the capitalized amounts is the greater of the ratio that current gross revenues for a product bear to the total of current and anticipated future gross revenues for that product or the straight-line method over the remaining estimated economic life of the product including the period being reported on. Amortization begins when the product is available for general release to customers. Periodic reviews are performed to ensure that unamortized program costs remain recoverable from future revenues. Costs to support or service licensed programs are charged against income as incurred, or when related revenue is recognized, whichever occurs first. Amortization expense related to software amounted to $236,296 and $48,894 for the years ended December 31, 1997 and 1996, respectively. The amortization expense is included in cost of sales.

IMPAIRMENT - Certain long-term assets of the Company are reviewed when changes in circumstances require as to whether their carrying value has become impaired, pursuant to guidance established in Statement of Financial Accounting Standards ["SFAS"] No. 121, "Accounting for the Impairment of Long-Lived Assets and for

ATLANTIC INTERNATIONAL ENTERTAINMENT, LTD. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS, SHEET #3

[3] SIGNIFICANT RISKS AND UNCERTAINTIES

Long-Lived Assets to be Disposed Of." Management considers assets to be impaired if the carrying value exceeds the future projected cash flows from related operations [undiscounted and without interest charges]. If impairment is deemed to exist, the assets will be written down to fair value. Management also reevaluates the periods of amortization to determine whether subsequent events and circumstances warrant revised estimates of useful lives. As of December 31, 1997, management expects these assets to be fully recoverable.

RECLASSIFICATION - Certain prior year amounts have been reclassified to conform to current year's financial statement presentation.

[A] CONCENTRATIONS OF CREDIT RISK - CASH - Financial instruments which potentially subject the Company to concentrations of credit risk consist principally of cash and cash equivalents and trade accounts and notes receivable.

The Company places its cash and cash equivalents with high credit quality institutions to limit its credit exposure. The Company believes no significant concentration of credit risk exists with respect to these investments. The Company routinely assesses the credit worthiness of its customers before a sale takes place and believes its credit risk exposure on notes receivable is limited. Five major customers accounted for approximately 67% of the Company's notes receivable portfolio. The Company performs ongoing credit evaluations of its customers but does not require collateral. The Company maintains allowances for potential credit losses.

[B] OTHER CONCENTRATIONS - All of the Company's sales from Internet software licensing is from outside the United States. These sales however, are not subject to currency fluctuations as payment is made in U.S. dollars. The Company had a portion of its revenues from five customers in 1997, totaling approximately 66% of total revenues. The customers account for approximately $2,935,000 of revenues for the year ended December 31, 1997. For the year ended December 31, 1996, two customers accounted for 46% of revenues which accounted for $125,500 [Investment Advisory Services] and $87,000 [Internet Software] of revenues.

The Company purchases software from two vendors. Management believes that there is no business vulnerability regarding this concentration of purchases from the vendor as the software is available from other sources.

[4] NOTES RECEIVABLE

Notes receivable at December 31, 1997 consist of the following:


Australian Advisors, Ltd., minimum monthly principal and interest payments of
   $3,000 or 40% of net win before expenses until June 1999 and $6,222
   thereafter, interest at 8%, remaining balance due in full by June 2007.       $  826,000

Casinos of the South Pacific, monthly principal payments of $10,000
   through August 2000; non-interest bearing.                                       310,000

BTN, Inc., monthly principal payments of $11,111 through June 2000,
   non-interest bearing.                                                            400,000

Carib Sportsbook, Inc., varying monthly payments, through June 1999,
   non-interest bearing.                                                            129,137

Intercoin AVV, monthly principal payment of $9,722, through
   November 2000, non-interest bearing.                                             350,000

Tropical Reef Resorts, monthly principal payment of $2,542, through
   November 2001, non-interest bearing.                                             122,000

Tropical Reef Resorts, monthly principal payment of $9,833 through
   February 2001, non-interest bearing.                                             354,000
                                                                                 ----------
Total - Forward                                                                  $2,491,137

ATLANTIC INTERNATIONAL ENTERTAINMENT, LTD. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS, SHEET #4

[4] NOTES RECEIVABLE [CONTINUED]

Total - Forwarded                                                                $2,491,137

Permanent Mutual Investment Limited, monthly principal payment of
   $11,388 through August 2000, non-interest bearing.                               410,000

Tradewinds Virtual Gaming, Inc., monthly principal and interest payments of
   $10,725 through May 2001, interest at prime rate
   plus 2% [10.5% at December 31, 1997].                                            385,000

Tradewinds Virtual Gaming, Inc., monthly principal and interest payments of
   $1,950, through May 2001, interest at prime
   rate plus 2% [10.5% at December 31, 1997].                                        70,000

Cyber Gold Casino, Corp., monthly principal and interest payments of $10,575, through July 2001, interest at prime rate plus 2%
   [10.5% at December 31, 1997].                                                    400,000
                                                                                -----------
Total Notes Receivable                                                            3,756,137
Less: Reserve for Uncollectible Notes                                              (385,052)

            Discounts for Non-Interest Bearing Notes                                (84,103)
                                                                                -----------
Total                                                                             3,286,982
Less: Amounts Shown as Current                                                   (1,927,899)
                                                                                -----------
   NOTES RECEIVABLE - NON-CURRENT PORTION                                       $ 1,359,083
   --------------------------------------                                       ===========

The Collateral for notes receivable are the activation codes supplied by AIE to its customers in order for them to commence uninterrupted use of the software. If payment is withheld from AIE, for any reason, AIE can in effect shut down the Internet operation and make the program inoperable until a new activation code is supplied by Atlantic. To this date, the Company has not shut down any service to any of its customers.

[5] ASSET ACQUISITION

On April 15, 1996, the pre-merger Company [See Note 1] purchased certain assets consisting principally of computer software for Internet products and hardware. The purchase price was $1,230,000 payable as $30,000 in cash and issued 200,000 shares of common stock with a fair value of $1,200,000.

ATLANTIC INTERNATIONAL ENTERTAINMENT, LTD. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS, SHEET #5

[6] INVESTMENTS IN EQUITY SECURITIES

At December 31, 1997, the Company's available for sale securities consisted of equity securities. A summary of the Company's investments in equity securities is as follows:


                                                DECEMBER 31, 1997
                                                -----------------
FINANCIAL STATEMENT CAPTION                  CARRYING VALUE  FAIR VALUE
---------------------------                  --------------  ----------

Available for Sale:
   Common Stock                               $ 10,125        $10,125
                                              ========        =======

Gross proceeds from sale of available for sale securities was $35,671 and net realized loss on sales was $20,859 for the year ended December 31, 1997. The net unrealized holding loss on securities available for sale securities was $42,763 and is included as a separate component of stockholder's equity for the year ended December 31, 1997.

[7] BUSINESS ACQUISITION

On January 31, 1997, the Company entered into an agreement to purchase all of the shares of EmiNet Domain, Inc. ["EmiNet"]. The purchase price for the shares was $2,020,000 payable by the issuance and delivery to the shareholders of EmiNet or their designees of a minimum of 200,000 shares of fully-paid and non-assessable common stock of the Company at the market value as of January 31, 1997 and $20,000 cash payable at March 31, 1997. In addition, the shareholders of EmiNet or their designees will receive additional shares at market equal to one time EmiNet's net profit before taxes for the years ending 1997 and 1998 up to $750,000 per annum, one and one-half times over $750,000 to $1,000,000 and two times over $1,000,000. No additional shares were issued in 1997 due to the net loss of EmiNet. The transaction, effective April 1, 1997 was accounted for as a purchase and the results of EmiNet's operations are included in the statement of operations from that date. As a result of the acquisition, cost in excess of net assets of approximately $1,563,000 was recorded. The cost in excess of net assets is being amortized using the straight-line method over 15 years.

The following unaudited pro forma consolidated results of operations for the years ended December 31, 1997 and 1996 are presented as if the EmiNet acquisition has been made at the beginning of each period presented. EmiNet operated as an S corporation in 1996. Included in the expenses to arrive at Net Income are reclassifications of Shareholders' Draw to Officers Salaries and Income Tax Expense in the amounts of approximately $86,000 and $132,000 for 1997 and 1996, respectively. The unaudited pro forma information is not necessarily indicative of either the results of operations that would have occurred had the purchase been made during the periods presented or the future results of the combined operations.

                                                         YEARS ENDED
                                                         DECEMBER 31,
                                                         ------------
                                                       1 9 9 7      1 9 9 6
                                                       -------      -------

Net Sales                                            $4,593,078   $ 878,097
Net Income [Loss]                                    $1,096,976   $(347,072)
Basic Net Income [Loss] Per Share of Common Stock    $      .12   $    (.04)
Diluted Net Income [Loss] Per Share of Common Stock  $      .12   $    (.04)

ATLANTIC INTERNATIONAL ENTERTAINMENT, LTD. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS, SHEET #6

[8] CAPITAL STOCK

On September 18, 1996 and October 31, 1996, the Company issued 521,500 and 365,200 shares, respectively of common stock in a private placement of its securities. The Company received net proceeds of $826,881.

On January 16, 1997, the Company entered into a stock purchase agreement with Brindenberg Securities, A/S under Regulation S of the Securities and Exchange Commission. A total of 75,000 shares were issued under the agreement for $525,000 net of offering costs and expenses of approximately $175,000.

In February 1997, the Company issued 25,000 shares of its common stock to an outside consultant for services to be rendered. The consultant never performed the required services and therefore, the common shares issued will be returned in 1998.

In March 1997, the Company issued 200,000 shares of the Company's common stock as part of the acquisition of EmiNet Domain, Inc. [See Note 7].

In December of 1997,  the Company sold 100,000  shares of the  Company's  common
stock  to  Australian   Advisors  for  a  total  of  $300,000  pursuant  to  the
Registration Statement S-8.

Also in December 1997, the Company converted debt totaling $313,475 to equity. The shares related to the conversion were unissued at December 31, 1997 and the conversion ratio has yet to be determined.

[9]  PROPERTY AND EQUIPMENT

The following details the composition of property and equipment:

                                                         ACCUMULATED
                                              COST       DEPRECIATION    NET
                                              ----       ------------    ---

Computer Hardware                            $485,031      $88,867      $396,164
Equipment, Office Fixtures and Furnishings     56,296        6,803        49,493
Leasehold Improvements                         19,352          555        18,797
                                             --------      -------      --------

   TOTALS                                    $560,679      $96,225      $464,454
   ------                                    ========      =======      ========

Depreciation expense for the years ended December 31, 1997 and 1996 was $97,976 and $19,438, respectively.

[10] LEASES

CAPITAL LEASES - The Company is the lessee of office equipment under capital leases expiring in various years through December 2001. The various leases are collateralized by the related assets. The assets and liabilities under capital leases are recorded at the present value of the net future minimum lease payments. The assets are amortized over their estimated productive lives. Amortization of assets under capital leases is included in depreciation expense.

Following is a summary of property held under capital leases:

Office Equipment                                   $105,750
Less: Accumulated Amortization                        8,860
                                                   --------

   TOTAL                                           $ 96,890
                                                   ========

ATLANTIC INTERNATIONAL ENTERTAINMENT, LTD. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS, SHEET #7

[10] LEASES [CONTINUED]

CAPITAL LEASES [CONTINUED] - Minimum future lease payments under capital leases for each of the next five years and in the aggregate are:

1998                                                    $  48,732
1999                                                       31,930
2000                                                       20,984
2001                                                        7,227
2002                                                           --
Thereafter                                                     --
                                                        ---------
Net Minimum Lease Payments                                108,873
Less: Amount Representing Interest                         12,985
                                                        ---------
Present Value of Net Minimum Lease Payments                95,888
Less: Current Portion                                      41,427
                                                        ---------
   LONG-TERM PORTION                                    $  54,461
   -----------------                                    =========

OPERATING LEASES - The Company leases office space and equipment under operating leases expiring through September 2002, and has a $10,236 security deposit with its landlord. The lease grants an option for renewal for an additional 5 years.

Minimum future rental payments under non-cancelable operating leases having remaining terms in excess of one year as of December 31, 1997.

YEAR ENDING                                     OPERATING
DECEMBER 31,                                      LEASES
------------                                      ------

     1998                                      $ 114,266
     1999                                        116,988
     2000                                        119,344
     2001                                        119,347
     2002                                         92,121
     Thereafter                                       --
                                               ---------

     TOTAL                                     $ 562,066
     -----                                     =========

Rent expense for the years ended December 31, 1997 and 1996 was $91,525 and $53,427, respectively.

[11] FAIR VALUE OF FINANCIAL INSTRUMENTS

Statement of Financial Accounting Standards ["SFAS'] No. 107, "Disclosure About Fair Value of Financial Instruments" requires disclosing fair value to the extent practicable for financial instruments which are recognized or unrecognized in the balance sheet. The fair value of the financial instruments disclosed herein is not necessarily representative of the amount that could be realized or settled, nor does the fair value amount consider the tax consequences of realization or settlement. The following table summarizes financial instruments by individual balance sheet classifications as of December 31, 1997:

                                            CARRYING                 FAIR
                                            AMOUNT                   VALUE

Due from Related Parties                    $49,855                 $41,275

ATLANTIC INTERNATIONAL ENTERTAINMENT, LTD. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS, SHEET #8

[11] FAIR VALUE OF FINANCIAL INSTRUMENTS [CONTINUED]

In assessing the fair value of financial instruments, the Company used a variety of methods and assumptions, which were based on estimates of market conditions and risks existing at that time. For certain instruments, including cash and cash equivalents, short term notes receivable, related party and trade and notes payables, it was assumed that the carrying amount approximated fair value for the majority of these instruments because of their short maturities.

The long-term notes receivable approximate fair value as all non-interest bearing notes have been discounted to their present value.

[12] LINE OF CREDIT - BANK

The Company has a credit facility with a bank consisting of a revolving line of credit under which the Company can borrow up to a maximum of $25,000. The Company has borrowings of approximately $24,400 under the line of credit outstanding at December 31, 1997. The revolving line of credit bears interest at 2.25% above the prime rate [8.5% at December 31, 1997] and is payable on demand. The line of credit is guaranteed by the former shareholders of EmiNet [See Note 7] and collateralized by certain assets. At December 31, 1997, the Company had approximately $600 available under the line of credit.

[13] LONG-TERM DEBT

At December 31, 1997, long-term debt consisted of the following:

Note payable bank, payable in thirty-six monthly installments of $500 plus interest of 2.8% above a variable interest rate [prime rate] per annum,
   [8.5% at December 31, 1997] through August 1999, collateralized by all
    borrower's deposits and accounts on deposit with the lending institution.       $   10,500

Note payable - consultant, demand notes due September 5, 1998.
   The notes accrue interest at 6% per annum.                                           30,000
                                                                                    ----------

Total                                                                                   40,500
Less: Current Portion                                                                  (36,000)
                                                                                    ----------
   TOTAL                                                                            $    4,500
   -----                                                                            ==========


Long-term debt at December 31, 1997, matures as follows:

1998                                                $   36,000
1999                                                     4,500
2000                                                        --
                                                    ----------

   TOTAL                                            $   40,500
   -----                                            ==========

The Company is subject to restrictive covenants including maintaining primary banking depositary relations with the lender and no additional debt to be incurred unless it is in the normal and ordinary course of business.

Management believes the Company was in compliance with all debt covenants at December 31, 1997.

The weighted average interest rate on short-term borrowings as of December 31, 1997 was 10%.

ATLANTIC INTERNATIONAL ENTERTAINMENT, LTD. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS, SHEET #9

[14] RELATED PARTY TRANSACTIONS

The Company made advances to an affiliated company whose shareholders are also shareholders of the Company during the year ended December 1997, increasing the balance receivable to $49,855. The advances accrue interest at a rate of 6% per annum, and are due on demand.

The Company has notes payable to two officers in the aggregate amount of $166,636 at December 31, 1997. The notes are demand notes and incur interest at 8% per annum. Interest expense related to the shareholders notes totaled $7,525 and $1,302 for the years ended December 31, 1997 and 1996, respectively.

[15] PROVISION FOR INCOME TAXES

Income tax [benefit] expense consists of the following

                                                    DECEMBER 31,
                                                    ------------
                                                 1 9 9 7     1 9 9 6
                                                 -------     -------
Current:
   Federal                                      $610,061   $(77,215)
   State                                          29,123         --
                                                --------   --------

   Total Current                                 639,184    (77,215)
                                                --------   --------

Deferred:
   Federal                                       167,062         --
   State                                           9,750         --
                                                --------   --------

   Total Deferred                                176,812         --
                                                --------   --------

   TAX EXPENSE BENEFIT                          $462,372   $(77,215)
   -------------------                          ========   =========

Income tax at the federal statutory rate reconciled to the Company's effective rate is as follows:

                                                       DECEMBER 31,
                                                       ------------
                                                 1 9 9 7          1 9 9 6
                                                 -------          -------

Federal Statutory Rate                             34.0%          (34.0)%
Non-Deductible Expenses                              --           (13.3)
Benefit of Net Operating Loss                      (3.6)           52.8
State Income Taxes                                  3.6            (5.5)
                                                --------          ------

   EFFECTIVE RATE                                  34.0%             --%
   --------------                               ========          ======

In 1996, the Company recognized the benefit of $77,215 from the utilization of an operating loss carryback which was filed in 1997.

ATLANTIC INTERNATIONAL ENTERTAINMENT, LTD. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS, SHEET #10

[15] PROVISION FOR INCOME TAXES [CONTINUED]

The major components of deferred income tax assets and liabilities are as follows:

                                                        DECEMBER 31,
                                                       ------------
                                                   1 9 9 7         1 9 9 6
                                                   -------         -------
Deferred Tax Liabilities
   Accelerated Depreciation                      $      --       $    (85,620)

Deferred Tax Assets:
   Net Operating Loss                                   --            138,700
   Allowance for Doubtful Accounts                 176,812                 --
                                                 ---------       ------------

Net Deferred Tax Asset:
   Before Valuation Allowance                      176,812             53,080
   Valuation Allowance                                  --             53,080
                                                 ---------       ------------

   NET DEFERRED INCOME TAX ASSET                 $ 176,812       $         --
   -----------------------------                 =========       ============

The Company did not record a valuation allowance for the year ended December 31, 1997, because in managements judgement, the related deferred tax asset will be realized within the next year. Accordingly, the valuation allowance decreased $53,080 from December 31, 1996.

[16] BUSINESS SEGMENT INFORMATION

The Company's operations have been classified into four business segments: investment advisory services Internet software licensing, and medical products and equipment and Internet access and services.

                                            1 9 9 7              1 9 9 6
                                            -------              -------

Revenue:
   Investment Advisory Services          $        --           $  366,204
   Internet Software Licensing             4,002,894               87,000
   Medical Products and Equipment                 --                1,452
   Internet Access and Services              413,896                   --
                                         -----------           ----------

                                         $ 4,416,790           $  454,656
                                         ===========           ==========

Income [Loss] From Operations:
   Investment Advisory Services          $        --           $  231,081
   Internet Software Licensing             1,564,666             (659,056)
   Medical Products and Equipment                 --                   --
   Internet Access and Services             (169,776)                  --
                                         -----------           ----------

                                         $ 1,394,890           $ (427,975)
                                         ===========           ==========

Total Assets:
   Investment Advisory Services          $        --           $    1,423
   Internet Software Licensing             5,181,740            1,980,591
   Medical Products and Equipment                 --                   --
   Internet Access and Services            1,724,259                   --
                                         -----------           ----------

                                         $ 6,905,999           $1,982,014
                                         ===========           ==========

ATLANTIC INTERNATIONAL ENTERTAINMENT, LTD. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS, SHEET #11


[16] BUSINESS SEGMENT INFORMATION [CONTINUED]

                                          1 9 9 7              1 9 9 6
                                          -------              -------

Depreciation and Amortization:
   Investment Advisory Services          $      --           $         285
   Internet Software Licensing             323,959                  67,091
   Medical Products and Equipment               --                      --
   Internet Access and Services             98,579                      --
                                         ---------           -------------

                                         $ 422,538           $      67,376
                                         =========           =============

Capital Expenditures:
   Investment Advisory Services          $      --           $       1,423
   Internet Software Licensing             490,594               1,490,395
   Medical Products and Equipment               --                      --
   Internet Access and Services            122,558                      --
                                         ---------           -------------

                                         $ 613,152           $   1,491,818
                                         =========           =============
[17] COMMITMENTS AND CONTINGENCIES

[A] EMPLOYMENT AGREEMENTS - The Company has employment agreements with certain of its executives which commenced January 1, 1997 and expire on December 31, 2000. The aggregate annual commitment for future salaries at December 31, 1997 was $289,000. Also, included in the agreements are incentive bonus based upon net income and net cash flows. Bonuses totaling approximately $151,000 have been accrued at December 31, 1997.

[B] On June 17, 1996, the Company entered into a three year consulting agreement with a well known personality to act as the Company's spokesman. The agreement calls for the issuance of 5,000 shares of common stock during each year of the three year term of the agreement. The shares are to be issued in quarterly installments commencing September 30, 1996. No shares have yet been issued but the Company has recorded a liability of $35,700 which represents the fair market value of the quarterly installments of shares to be issued through December 31, 1997.

[C] On August 7, 1996, the Company's medical division signed an exclusive distribution agreement for world wide sales of medical testing devices for HIV, hepatitis, pregnancy, ovulation and other tests using the Internet as its means of sales and distribution.

[D] On November 25, 1996, the Company signed and agreement with Telecommunication Information Services Systems, NV ["TISS"], a Curacao based company to provide international sports and entertainment information services. As of December 31, 1996, $11,625 was received as revenues.

The  agreement  was  terminated  in  February  1997  in   contemplation  of  the
consummation of the Company's sale of its foreign subsidiary [See Note 19].

[E] In August 1997, the Company entered into a joint effort agreement with OzEmail Limited ["OzEmail"]. The Company and OzEmail are jointly marketing and selling the Company's software and business applications to customers and prospective customers in Australia and Asia. The Agreement is for a term of one year and will continue until terminated by either party.

[F] LITIGATION - The Company is party to litigation arising from the normal course of business. In managements' opinion, this litigation will not materially affect the Company's financial position, results of operations or cash flows.

ATLANTIC INTERNATIONAL ENTERTAINMENT, LTD. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS, SHEET #12

[18] INCENTIVE STOCK OPTION PLAN

On January 1, 1997, the Company adopted an Incentive Stock Option Plan for Employees, Directors, Consultants and Advisors [the "Plan"]. The Plan will expire December 31, 2006 unless further extended by appropriate action of the Board of Directors. Employees, directors, consultants and advisors of the Company, or any of its subsidiary corporations, are eligible for participation in the Plan. The Plan provides for stock to be issued pursuant to options granted and shall be limited to 250,000 shares of Common Stock, $.001 par value. The shares have been reserved for issuance in accordance with the terms of the Plan. The exercise of these options may be for all or any portion of the option and any portion not exercised will remain with the holder until the expiration of the option period. The options expire on December 23, 2002.

A summary of the changes in outstanding Common Stock options for all outstanding plans is as follows:


                                                      WEIGHTED-AVERAGE
                                           SHARES     EXERCISE PRICE

OUTSTANDING AT DECEMBER 31, 1995              --                --

   Granted                                    --                --
   Exercised                                  --                --
                                         -------           --------
   Canceled

OUTSTANDING AT DECEMBER 31, 1996              --                --

   Granted                               175,000              3.25
   Exercised                                  --                --
   Canceled                                   --                --
                                         -------           -------

OUTSTANDING AT DECEMBER 31, 1997         175,000              3.25
                                        ========           =======

EXERCISABLE AT DECEMBER 31, 1997         175,000              3.25
                                        ========           =======

The following table summarizes information about stock options at December 31, 1997:

                                                                                                 EXERCISABLE
                                              OUTSTANDING STOCK OPTIONS                         STOCK OPTIONS
                                              -------------------------                         -------------
                                    WEIGHTED-AVERAGE
   RANGE OF                             REMAINING            WEIGHTED-AVERAGE                 WEIGHTED-AVERAGE
EXERCISE PRICES      SHARES         CONTRACTUAL LIFE          EXERCISE PRICE      SHARES        EXERCISE PRICE
---------------      ------         ----------------          --------------      ------        --------------

  $3.25             175,000                5.0                    $3.25          175,000         $ 3.25

The Company applies Accounting Principles Board Opinion No. 25, Accounting for Stock Issued to Employees, and related interpretations, for stock options issued to employees in accounting for its stock option plans. The exercise price of certain options issued during 1997 was the market price at the date of grant. Accordingly, no compensation expense has been recognized for the Company's stock-based compensation plans for fiscal year 1997.

ATLANTIC INTERNATIONAL ENTERTAINMENT, LTD. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS, SHEET #13
[18] INCENTIVE STOCK OPTION PLAN [CONTINUED]

The Black-Scholes option valuation model was developed for use in estimating the fair value of traded options which have no vesting restrictions and are fully transferable. In addition, option valuation models require the input of highly subjective assumptions including the expected stock price volatility. The weighted average fair value of stock options granted to employees used in determining pro forma amounts is estimated at $2.63, and $-0- during 1997 and 1996, respectively.

Pro forma information regarding net loss and net loss per share has been determined as if the Company had accounted for its employee stock options under the fair value method prescribed under SFAS No. 123, Accounting for Stock Based Compensation. The fair value of these options was estimated at the date of grant using the Black-Scholes option-pricing model for the pro forma amounts with the following weighted average assumptions:

                                                    DECEMBER 31,
                                                   ------------
                                          1 9 9 7                    1 9 9 6
                                          -------                    -------

Risk-Free Interest Rate                      5.7%                     --%
Expected Life                                2.0%                     --%
Expected Volatility                        181.0%                     --%
Expected Dividends                            --%                     --%

The pro forma amounts are indicated below [in thousands, except per share amounts]:

                                                                           YEARS ENDED
                                                                           DECEMBER 31,
                                                                 1 9 9 7               1 9 9 6
                                                                 -------               -------

Net Income [Loss]:
   As Reported                                                 $1,047,317          $        --
   Pro Forma                                                   $  586,367          $        --
Basic Net Income [Loss] Per Share of Common Stock:
   As Reported                                                 $      .11          $        --
   Pro Forma                                                   $      .06          $        --
Diluted Net Income [Loss] Per Share of Common Stock:
   As Reported                                                 $      .11          $        --
   Pro Forma                                                   $      .06          $        --

[19] DISCONTINUED OPERATIONS

On December 15, 1996, the Company adopted a plan to discontinue and sell its foreign subsidiary, known as Atlantic International, N.V. ["AIE, NV"], which operated a Sportsbook operation. The sales price was $850,000, $2,000 payable at closing and beginning 60 days after closing, 40% of net win before expenses on a minimum of $3,000 monthly, until the balance is paid. Interest on the unpaid balance shall be accrued at 8% per annum. The effective date of this transaction is January 1, 1997. The foreign subsidiary was reported as a discontinued operation for the year ended December 31, 1996.

The closing date of the sale was March 26, 1997. Revenues for the discontinued operation totaled approximately $14,000. For the year ended December 31, 1997, the gain on disposal of "AIE, NV" was approximately $220,000 [$144,982 net of tax] and the loss from operations was approximately $70,000 [$45,890 net of tax benefit].

ATLANTIC INTERNATIONAL ENTERTAINMENT, LTD. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS, SHEET #14

[20] SUBSEQUENT EVENTS

In February 1998, the Company entered into an agreement with ELG Health Management Services ["ELG"] to market the Atlantic International Medical ["AIM"] products and services. ELG will provide the Company 40% of the net profits from the sale and distribution of medical products.

In February 1998, the Company entered into a Development Service Agreement with International Transaction Systems Corp. ["ITS"]. The Company's responsibilities under the agreement include engaging in the development activity required to host ITS on the Company's software and selling debt card processing ["DCP"]. ITS' responsibilities include development activity required to develop the DCP, test methodology and/or test cases so that the Company may validate correct operation of the DCP and provide service support.

Under the Agreement, the Company paid $20,000 to acquire access to DCP through ITS for the purpose and exclusive application in the Company's software. Transaction fees earned by customers will be distributed 75% and 25% to the Company and ITS, respectively. The initial term of the agreement is 10 years, and automatically renews in 5 year consecutive periods, unless terminated by either party.

On April 3, 1998, the Company entered into a Securities Purchase Agreement for the sale of $500,000 of a newly created 5% Convertible Preferred Stock. The Agreement also grants the purchaser the right to purchase up to an additional $2,500,000 in said class of securities at market prices. The preferred stock is convertible into the Company's common stock at the purchaser's option based upon a formula included in the Securities Purchase Agreement.

[21]  SUBSEQUENT EVENTS [Unaudited]

On April 30, 1998, the Company entered into a Securities Purchase Agreement with Hosken Consolidated Investments, Ltd. ["HCI"], where HCI purchased one million shares of the Company's common stock for $4,000,000 pursuant to Regulation D.

In a simultaneous transaction, HCI has subscribed for 25% of the Company's South African subsidiary, Atlantic International Entertainment, Ltd. South Africa. HCI received its equity in consideration for its services to be rendered related to introducing the Company to the South African gaming and wagering community.

In May 1998, the Company's wholly-owned subsidiary, AIE, Australia, Ltd. intends to submit an acquisition bid for an Australian listed company, Coms21. The Company will offer Coms21 shareholders the equivalent of $.70 Australian dollars [$.44 US dollars] per share in the form of the Company's U.S. shares.

[22] NEW AUTHORITATIVE ACCOUNTING PRONOUNCEMENTS

In June 1997, the Financial Accounting Standards Board ["FASB"] issued SFAS No. 130, "Reporting Comprehensive Income." SFAS No. 130 establishes standards for reporting and display of comprehensive income and its components in the financial statements. SFAS No. 130 is effective for fiscal years beginning after December 15, 1997. Reclassification of financial statements for earlier periods provided for comparative purposes is required. The Company is in the process of determining its preferred format. The adoption of SFAS No. 130 will have no impact on the Company's consolidated results of operations, financial position or cash flows.

ATLANTIC INTERNATIONAL ENTERTAINMENT, LTD. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS, SHEET #15

[22] NEW AUTHORITATIVE ACCOUNTING PRONOUNCEMENTS [CONTINUED]

In June 1997, the FASB has issued SFAS No. 131, "Disclosures About Segments of an Enterprise and Related Information." SFAS No. 131 establishes standards for the way that public business enterprises report information about operating segments in annual financial statements and requires that those enterprises report selected information about operating segments in interim financial reports issued to shareholders. SFAS No. 131 is effective for financial statements for fiscal years beginning after December 15, 1997. Financial statement disclosures for prior periods are required to be restated. The Company is in the process of evaluating the disclosure requirements. The adoption of SFAS No. 131 will have no impact on the Company's consolidated results of operations; financial position or cash flows.

In October 1997, the Accounting Standards Executive Committee of the American Institute of Certified Public Accountants, after clearance by the FASB, issued Statement of Position (SOP) 97-2, Software Revenue Recognition. This SOP supersedes SOP 91-1 of the same name and provides the most recent guidance on applying generally accepted accounting principles in recognizing revenue on software transactions. SOP 97-2 is effective for transactions entered into in fiscal years beginning after December 15, 1997.

SOP 97-2 requires that in arrangements to deliver software or a software system that does not require significant production, modification, or customization, revenue should be recognized when there is persuasive evidence that an arrangement does in fact exist; delivery has occurred; the fee is fixed or determinable; and collectibility is probable. If the software or software system selling contract arrangement, either alone or together with other products or services, requires significant production, modification or customization construction type/production type contract accounting should be used for the entire arrangement. Such accounting would recognize revenues and costs on a contract arrangement as it progresses toward completion, rather than deferred recognition of these items until persuasive evidence of delivery has occurred. In software or software system selling arrangements that consist of multiple elements (that is, additional software products, upgrades/enhancements, rights to exchange or return software, postcontract customer support, or services), and contract accounting does not apply, the fee must be allocated to the various elements based on vendor-specific objective evidence of fair values. In general, if sufficient vendor-specific objective evidence of fair values does not exist, all revenue from the arrangement should be deferred until such sufficient evidence exists, or until all elements have been delivered. The principle difference between SOP 97-2 and its predecessor SOP 91-1 is in the accounting for multiple-element arrangements based on vendor-specific objective evidence of fair values. Management does not believe that SOP 97-2 will materially affect the way the Company recognizes revenue.



                              . . . . . . . . . . .

           The following  unaudited  financial  Statements  for the period ended
           March  31,  1998,  have  been  prepared  by  Atlantic   International
           Entertainment, Ltd. (the "Company").



                   ATLANTIC INTERNATIONAL ENTERTAINMENT, LTD.

                              Financial Statements

                                 March 31, 1998

                   ATLANTIC INTERNATIONAL ENTERTAINMENT, LTD.
                     CONSOLIDATED BALANCE SHEET (UNAUDITED)
                              AS OF MARCH 31, 1998


                                                                                         MARCH 31, 1998
                                                                                         --------------
                                                                                         (Unaudited)
                                       ASSETS

CURRENT ASSETS
   Cash and Cash Equivalents                                                             $       -0-
   Accounts Receivable [Net of Allowance for Doubtful Accounts of $24,781                     42,159
   Notes Receivable                                                                        1,197,655
   Refundable Income Tax                                                                      77,215
   Deferred Tax Asset                                                                        176,812
   Prepaid Expenses                                                                            6,423
   Other Current Assets                                                                       26,192
                                                                                        ------------

   TOTAL CURRENT ASSETS:                                                                   1,526,456
                                                                                        ------------

Furniture, Fixtures and Equipment - (Net of Accumulated Depreciation of $161,162)            439,557
Software (Net of Accumulated Amortization of $359,588)                                     1,335,470

Cost in Excess of Net Assets of Business Acquired
   (Net of Accumulated Amortization of $103,853)                                           1,439,427

OTHER ASSETS
   Due From Related Parties                                                                   50,602
   Other Assets                                                                               18,104
   Investments                                                                                 8,100
   Notes Receivable (Net of Discounts and Reserve)                                         2,721,327
                                                                                        ------------

   TOTAL OTHER ASSETS                                                                      2,798,133

   TOTAL ASSETS                                                                           $7,539,043
                                                                                        ------------



                   ATLANTIC INTERNATIONAL ENTERTAINMENT, LTD.
               CONSOLIDATED BALANCE SHEET (UNAUDITED) (Continued)
                              AS OF MARCH 31, 1998

                      LIABILITIES AND STOCKHOLDERS'EQUITY:


CURRENT LIABILITIES
   Accounts Payable and Accrued Expenses                                  $   823,327
   Notes Payable - Officers                                                   255,145
   Due to Customers                                                            75,000
   Current Portion of Long-Term Debt                                           39,073
   Current Portion of Capital Lease Obligations                                51,096
   Income Taxes Payable - Federal                                             630,841
   Income Taxes Payable - State                                                34,123
   Line of Credit                                                              24,791
   Other Current Liabilities                                                   41,157
                                                                          -----------

   TOTAL CURRENT LIABILITIES                                                1,974,553

Long-Term Debt                                                                  3,000

Capital Lease obligations                                                      38,309
                                                                          -----------

   TOTAL LIABILITIES                                                        2,015,862
                                                                          -----------

SHAREHOLDERS'S EQUITY:
   Preferred Stock - Par Value $.001 Per Share, Authorized
      10,000,000 Shares, None Issued or Outstanding                               -0-

   Common Stock - Par Value $001 Per Share;
      Authorized 100,000,000 Shares, Issued and
      Outstanding 9,590,184 Shares                                              9,590

   Additional Paid - in - Capital                                           4,449,806

   Unrealized Holding Loss on Marketable Securities                           (44,788)

   Retained Earnings                                                        1,108,573
                                                                          -----------

   Total Stockholders' Equity                                               5,523,181
                                                                          -----------

   Total Liabilities and Stockholders' Equity                             $ 7,539,043
                                                                          ===========


The Accompanying Notes are an Integral Part of these Consolidated Financial Statements.

                   ATLANTIC INTERNATIONAL ENTERTAINMENT, LTD.
                STATEMENT OF INCOME AND COMPREHENSIVE INCOME
                   THREE MONTHS ENDED MARCH 31, 1998 AND 1997

                                                    THREE MONTHS    THREE MONTHS
                                                      MARCH 1998     MARCH 1997

Revenues                                             $1,155,041     $  604,248
Expenses                                               (842,047)      (353,395)
Other gains and losses                                   (6,895)        53,675
                                                     ----------     ----------

Income from operations before tax                       396,099        304,528
Income tax benefit (expense)                            (27,412)        (58,858)
                                                     ----------     ----------

Net Income                                              278,687        245,670

Unrealized holding loss arising during period            (1,336)            -
                                                     ----------     ----------
Comprehensive Income                                 $  277,351     $  245,670
                                                     ==========     ==========

ATLANTIC INTERNATIONAL ENTERTAINMENT, LTD. AND SUBSIDIARIES
CONSOLIDATED STATEMENT OF CHANGES IN STOCKHOLDERS' EQUITY

                                                                                          ACCUMULATED
                                                         COMMON STOCK        ADDITIONAL   OTHER         RETAINED        TOTAL
                                       PREFERRED    NUMBER OF                 PAID IN     COMPREHENSIVE EARNINGS      STOCKHOLDERS'
                                        STOCK        SHARES       AMOUNT      CAPITAL     INCOME        (DEFICIT)       EQUITY

   BALANCE - DECEMBER 31, 1996            --       9,190,184     $9,190      $1,887,376   $     --     $ (217,431)   $ 1,679,135

Sale of Common Stock                      --          75,000         75         350,175         --             --        350,250

Sale of Common Stock                      --          25,000         25             --          --             --             25

Asset Acquisition [Note 8]                --         200,000        200       1,598,880         --             --      1,599,080

Conversion of Debt to Equity              --              --         --         313,475         --             --        313,475

Issuance of Shares in Escrow              --         100,000        100              --         --             --            100

Unrealized Holding Loss on
 Marketable Securities                    --              --         --              --    (42,763)            --        (42,763)

Income from Continuing Operations         --              --         --              --         --        948,225        948,225


Income from Discontinued Operations       --              --         --              --         --         99,092         99,092
                                     -------       ---------     -------     ----------   ---------     ----------    ----------

      BALANCE - DECEMBER  31, 1997   $    --       9,590,184     $9,590      $4,149,906   $(42,763)     $ 829,886     $4,946,619
                                     =======       =========     =======     ==========   =========     =========     ==========

Sale of Common Stock
   Shares in Escrow                       --              --          --       299,900          --             --      299,900

Unrealized Holding Loss on
   Marketable Securities                  --              --          --            --      (2,025)            --       (2,025)

Income from Continuing
   Operations                             --              --          --            --          --        278,687      278,687
                                    --------       ---------     -------   -----------    --------     ----------    --------------

  BALANCE - MARCH 31, 1998          $     --       9,590,184     $9,590     $4,449,806    $(44,788)    $1,108,573    $5,523,181
                                    --------       ---------     -------   -----------    ------       ----------    --------------


The accompanying Notes are an Integral Part of these Consolidated Financial Statements

ATLANTIC INTERNATIONAL ENTERTAINMENT, LTD. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF CASH FLOWS


                                                                   THREE MONTHS ENDED
                                                                        MARCH 31,
                                                                  1 9 9 8       1 9 9 7
                                                                 -------        -------

OPERATING ACTIVITIES:

   Income [Loss] Income from Continuing Operations               $ 278,687    $ 194,306
   Adjustments to Reconcile Net Income [Loss] to
      Net Cash Provided by [Used for] Operating Activities:
      Depreciation and Amortization                                136,752       73,627
      Provision for Doubtful Accounts                              100,576         --
   Changes in Assets and Liabilities:
      [Increase] Decrease in:
         Accounts Receivable                                         1,069     (848,000)
         Prepaid Expenses                                              141       39,950
         Notes Receivable                                         (731,359)        --
         Restricted Cash                                           (15,000)        --
         Other Assets                                               (1,192)        (229)
      Increase [Decrease] in:
         Accounts Payable and Accrued Expenses                    (130,751)      45,386
         Income Taxes Payable                                       30,628         --
         Other Current Liabilities                                  28,583         --
         Due to Customer                                            54,279       37,242
                                                                 ---------    ---------
      NET CASH - CONTINUING OPERATIONS                            (247,587)    (457,718)
                                                                 ---------    ---------
DISCONTINUED OPERATIONS:
   [Loss] from Discontinued Operations                                --        (69,531)
   Gain on disposal of Discontinued Operations                        --        120,895
   Adjustments to Reconcile Net [loss] to Net Cash Operations:
      Depreciation                                                    --          1,366
                                                                 ---------    ---------
                                                                      --         52,730
CHANGES IN ASSETS AND LIABILITIES:
   (Increase) Decrease in:
      Other Assets                                                    --            815
   Increase (Decrease in:
      Accounts Payable                                                --        (14,808)
      Customer Deposits                                               --        (27,648)
                                                                 ---------    ---------
TOTAL ADJUSTMENTS                                                     --        (41,641)
   NET CASH - DISCONTINUED OPERATIONS                                 --         11,089
                                                                 ---------    ---------
   NET CASH - OPERATING ACTIVITIES - FORWARD                      (247,587)    (446,629)
                                                                 ---------    ---------
INVESTING ACTIVITIES - CONTINUING OPERATIONS:
   Increase in Due from Related Parties                               (747)        (845)
   Purchase of Investments                                              --     (109,643)
   Purchase of Property and Equipment                             (135,869)     (54,792)
                                                                 ---------    ---------
   NET CASH - INVESTING ACTIVITIES - CONTINUING OPERATIONS -      (136,616)    (165,280)
      FORWARDED

INVESTING ACTIVITIES - DISCONTINUED OPERATIONS:
   Disposition of Property and Equipment                                --       11,110
                                                                 ---------    ---------
NET CASH INVESTING ACTIVITIES
                                                                 $(136,616)   $(154,170)


The Accompanying Notes are an Integral Part of these Consolidated Financial Statements

ATLANTIC INTERNATIONAL ENTERTAINMENT, LTD. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF CASH FLOWS


                                                                THREE MONTHS ENDED
                                                                    MARCH 31,
                                                             1 9 9 8          1 9 9 7
                                                             -------          -------

   NET CASH - OPERATING ACTIVITIES - FORWARDED               $(247,587)   $(446,629)
                                                             ---------   -----------

   NET CASH - INVESTING ACTIVITIES -  FORWARDED               (136,616)    (154,170)
                                                             ---------   -----------

FINANCING ACTIVITIES - CONTINUING OPERATIONS:

   Proceeds from the Conversion of Debt to Equity                 --           --
   Proceeds from Issuance of Common Stock                      299,900      329,330
   Increase in Loan Payable to Shareholder                      88,509       (9,709)
   Proceeds from Long-Term Debt                                   --           --
   Line of Credit                                               (1,900)        --
   Payment of Notes Payable                                       --           --
   Payment of Lease Payable                                    (16,152)        --
                                                             ---------   -----------

   NET CASH - FINANCING ACTIVITIES - CONTINUING OPERATIONS     370,457      319,621
                                                             ---------   -----------

Financing - Activities - Discontinued Operations
   Additions to Paid In Capital                                   --         98,775
                                                             ---------   -----------

   NET CASH - FINANCING ACTIVITIES                             370,457      418,396
                                                             ---------   -----------

(DECREASE) INCREASE IN CASH AND CASH EQUIVALENTS               (13,746)    (182,403)

CASH AND CASH EQUIVALENTS - BEGINNING OF PERIOD                 11,260      421,188
                                                             ---------   -----------

   CASH AND CASH EQUIVALENTS - END OF PERIOD                 $  (2,486)   $ 238,785
                                                             =========   ===========

SUPPLEMENTAL DISCLOSURES OF CASH FLOW INFORMATION:
   Cash paid during the years for:
      Interest                                               $   6,758    $     291
      Income Taxes                                           $     -0-    $     -0-
       Income Tax Refund (Applied)                           $     -0-    $  58,858



The Accompanying Notes are an Integral Part of these Consolidated Financial Statements

                   ATLANTIC INTERNATIONAL ENTERTAINMENT, LTD.
             Notes to Consolidated Financial Statements (Uunaudited)
                                 March 31, 1998

Note 1 -    BASIS OF PREPARATION

            The accompanying unaudited interim financial statements include all adjustments (consisting only of those of a normal recurring nature) necessary for a fair statement of the results for the interim periods. The results of operations and cash flows for the three month period ended March 31, 1998, are not necessarily indicative of the results of operations or cash flows to be reported for the full year ending December 31, 1998.

Note 2 -    BUSINESS COMBINATION

            On July 16, 1996, the Company entered into an Exchange of Stock Agreement and Plan of Reorganization ( the "Stock Exchange Agreement"). Under the terms of the Stock Exchange Agreement, the Company acquired all of the shares of Atlantic International Capital, Ltd. ("Atlantic Capital"), a Delaware corporation, in exchange for an aggregate of 25,183,759 shares of its common stock, of which 7,000,000 shares were immediately issuable and 18,153,759 shares were to be issued following an increase in the Company's authorized capital. The Company plans to satisfy this obligation by issuing approximately 6,061,253 shares of Common Stock to the former Atlantic Capital stockholders following a 1-for-3 share exchange upon the consummation of a merger with and into its wholly-owned subsidiary, Atlantic International Entertainment, Ltd. which was approved by the Company's stockholders on November 18, 1996. Upon consummation of the merger, the Company's authorized capital will increase to 100,000,000 shares of Common Stock, $.001 par value and 10,000,000 shares of Preferred Stock, $.001 par value. The combination has been accounted for as a reverse acquisition, and the combined entity intends to operate under the name Atlantic International Entertainment, Ltd. The consolidated balance sheet as of March 31, 1997 does not reflect the effects of the recapitalization, issuance of the additional common shares, or the reverse stock split, all of which were approved by the stockholders on November 18, 1996.

            CEEE has conducted only limited operations prior to 1984, and has been substantially inactive since that time. It previously considered itself to be a development stage company as defined in Statement of Financial Accounting Standards No.7.

                   ATLANTIC INTERNATIONAL ENTERTAINMENT, LTD.
       Notes to Consolidated Financial Statements (Uunaudited) (Continued)
                                 March 31, 1998

Note 3 -    BUSINESS ACQUISITIONS

            The business acquisition in the first quarter of 1997 has been accounted for under the purchase method. The results of operations of the acquired business are included in the consolidated financial statements from the date acquisition.

            On March 26, 1997, the Company concluded its acquisition of 100% of the outstanding stock of The EmiNet Domain, Inc., located in Boynton Beach, Florida. EmiNet is an Internet Service Provider (ISP), and developer of Internet related software products as well as hosting commercial Web sites. The Company paid $20,000 in cash and issued 200,000 shares of the Company's common stock (approximate market value on date of issue $2,000,000). The Stock Purchase Agreement also contains additional payments contingent on the future earnings performance of EmiNet. Any additional payments made, when the contingency is resolved, will be accounted for as additional costs of the acquired assets and amortized over the remaining life of the assets.

            The following unaudited pro forma consolidated results of operations for the years ended December 31, 1997 and 1996 are presented as if the EmiNet acquisition has been made at the beginning of each period presented. The EmiNet Domain, Inc. operated as an S Corporation in 1995 and 1996. Included in the expenses to arrive at Net Earnings are reclassifications of Shareholders' Draw to Officers Salaries and Income Tax Expense in the amounts of $132,200 for the short year 1996 and $86,000 for 1997. The unaudited pro forma information is not necessarily indicative of either the results of operations that would have occurred had the purchase been made during the periods presented or the future results of the combined operations.


                                                              Years ended December 31
                                                               1997              1996
            Net Sales                                       $4,593,078      $  878,097
            Net Earnings Income (Loss)                      $1,096,976      $ (347,072)
            Basic Net Income (Loss) per common share        $      .12      $     (.04)
            Diluted Net Income (Loss) per common share      $      .12      $     (.04)


Note 4 -    MAJOR CUSTOMERS

            Income fees derived from major customers are tabulated as follow:

                                                      THREE MONTHS ENDED
                                                           MARCH 31,
                                                 -----------------------------
                                                    1997             1998
                                                 (Unaudited)      (Unaudited)

            Customer A - (Software System)       $    600,000     $ 350,000
            Customer I - (Software System)                -0-       220,000
            Customer J - (Software System)                -0-       350,000

                   ATLANTIC INTERNATIONAL ENTERTAINMENT, LTD.
       Notes to Consolidated Financial Statements (Uunaudited) (Continued)
                                 March 31, 1998

Note 5 -    CAPITAL STOCK

            On September 18, 1996 and October 31, 1996, the Company issued 521,500 and 365,200 shares, respectively of common stock in a private placement of its securities. The Company received net proceeds of approximately $826,881.

            On January 16, 1997, the Company entered into a stock purchase agreement with Brindenberg Securities, A/S under Regulation S of the Securities and Exchange Commission. A total of 75,000 shares were issued under the agreement for $525,000 net of offering costs and expenses of approximately $175,000.

            In February 1997, the Company issued 25,000 shares of its common stock to an outside consultant for services to be rendered. The consultant never performed the required services and therefore, the common shares issued will be returned in 1998.

            In March 1997, the Company issued 200,000 shares of the Company's common stock as part of the acquisition of EmiNet Domain, Inc. [See
            Note 3].

            In December of 1997, the Company sold 100,000 shares of the Company's common stock to Australian Advisors for a total of $300,000 pursuant to the Regulation Statement S8.

            Also in December 1997, the Company converted debt totaling $313,475 to equity. The shares related to the conversion were unissued at December 31, 1997 and the conversion ratio has been set at $4.00 per share.

Note 6 -    PER SHARE DATA

            Per share data are based on the weighted average number of common shares outstanding during the respective periods, retroactively adjusted to reflect the common shares issued in exchange for all outstanding common shares of The EmiNet Domain, Inc., including the additional shares sold pursuant to a "Reg S" offering in February, 1997.

Note 7 -    INCENTIVE STOCK OPTION PLAN

            On January 1, 1997, the Company adopted an Incentive Stock Option Plan for Employees, Directors, Consultants and Advisors [the "Plan"]. The Plan will expire December 31, 2006 unless further extended by appropriate action of the Board of Directors. Employees, directors, consultants and advisors of the Company, or any of its subsidiary corporations, are eligible for participation in the Plan. The Plan provides for stock to be issued pursuant to options granted and shall be limited to 250,000 shares of Common Stock, $.001 par value. The shares have been reserved for issuance in accordance with the terms of the Plan. The exercise of these options may be for all or any portion of the option and any portion not exercised will remain with the holder until the expiration of the option period. The options expire on December 23, 2002.

                   ATLANTIC INTERNATIONAL ENTERTAINMENT, LTD.
       Notes to Consolidated Financial Statements (Uunaudited) (Continued)
                                 March 31, 1998

Note 7 -    INCENTIVE STOCK OPTION PLAN (CONTINUED)


A summary of the changes in outstanding Common Stock options for all outstanding plans is as follows:

                                                              WEIGHTED-AVERAGE
                                             SHARES           EXERCISE PRICE

OUTSTANDING AT DECEMBER 31, 1995                  --                   --

   Granted                                        --                   --

   Exercised                                      --                   --

   Canceled                                       --                   --

OUTSTANDING AT DECEMBER 31, 1996                  --                   --

   Granted                                   175,000                 3.25

   Exercised                                      --                   --

   Canceled                                       --                   --
                                             -------          -----------

OUTSTANDING AT DECEMBER 31, 1997             175,000                 3.25
                                             -------          -----------

EXERCISABLE AT DECEMBER 31, 1997             175,000                3.25
                                             -------          ----------

OUTSTANDING AT MARCH 31, 1998                175,000                3.25
                                             -------          ----------

EXERCISABLE AT MARCH 31, 1998                175,000                3.25
                                             -------          ----------

The following table summarizes information about stock options at December 31, 1997:


                          OUTSTANDING STOCK OPTIONS                         EXERCISABLE STOCK OPTIONS
                                   WEIGHTED-AVERAGE
RANGE OF                             REMAINING        WEIGHTED-AVERAGE                  WEIGHTED AVERAGE
EXERCISE PRICES        SHARES      CONTRACTUAL LIFE   EXERCISE PRICE       SHARES       EXERCISE PRICE
---------------        ------       ---------------   ----------------     ------       ------------------
$    3.25           175,000         4.75              $    3.25             175,000     $    3.25

The Company applies Accounting Principles Board Opinion No. 25, Accounting for Stock Issued to Employees, and related interpretations, for stock options issued to employees in accounting for its stock option plans. The exercise price of certain options issued during 1997 was the market price at the date of grant. Accordingly, no compensation expense has been recognized for the Company's stock-based compensation plans for fiscal year 1997.

                   ATLANTIC INTERNATIONAL ENTERTAINMENT, LTD.
       Notes to Consolidated Financial Statements (Uunaudited) (Continued)
                                 March 31, 1998

Note 8 -    Business Agreements

            In February  1998,  the Company  entered into an agreement  with ELG
            Health Management Services ["ELG"] to market the Atlantic International Medical ["AIM"] products and services. ELG will provide the Company 40% of the net profits from the sale and distribution of medical products.

            In February 1998, the Company entered into a Development Service Agreement with International Transaction System Corp. ["ITS']. The Company's responsibilities under the agreement include engaging in the development activity required to host ITS on the Company's software and selling debt card processing [`DCP']. ITS'
            responsibilities include development activity required to develop the DCP test methodology and/or test cases so that the Company may validate correct operation of the DCP and provide service support.

            Under the Agreement, the Company paid $20,000 to acquire access to DCP through ITS for the purpose and exclusive application in the Company's software. Transaction fees earned by customers will be distributed 75% and 25% to the Company and ITS, respectively. The initial term of the agreement is 10 years, and automatically renews in 5 year consecutive periods, unless terminated by either party.

                                TABLE OF CONTENTS

Available Information..........................
Prospectus Summary.............................
Risk Factors...................................
Price Range of Common Stock....................
Use of Proceeds................................
Dividend Policy................................
Selected Financial Data........................
Management's Discussion and Analysis
  of Financial Condition and Results of
  Operations...................................
Business.......................................
Management.....................................
Certain Transactions...........................
Change of Accountants..........................
Description of Capital Stock...................
Legal Matters..................................
Experts........................................
Security Ownership of Certain Beneficial Owners
and Management.................................

                          INDEX TO FINANCIAL STATEMENTS

Independent Auditors' Report....................................        F-2
Balance Sheet at December 31, 1997..............................        F-3, F-4
Statements of Operations for the years ended
    December 31, 1997 and 1996..................................        F-5
Statements of Cash Flows for the years ended
    December 31, 1997 and 1996..................................        F-6
Statement of Stockholders' Equity (Deficit)
    For the years ended December 31, 1997 and 1996..............        F-7
Notes to Audited Financial Statements...........................        F-9
Unaudited balance Sheets at March 31, 1998......................        F-27
Unaudited Statement of operations for
      the three months ended March 31, 1998 and 1997............        F-29
Unaudited Statements of Cash Flows for
      the three months ended March 31, 1998 and 1997............        F-31
Notes to Unaudited Financial Statements.........................        F-33

                   ATLANTIC INTERNATIONAL ENTERTAINMENT, LTD.
                                 320,513 Shares
                                       of
                                  Common Stock
                                   PROSPECTUS

                                     PART II
                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 25. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

The  following  table sets forth an  itemization  of all  estimated  expenses in
connection  with  the  issuance  and   distribution  of  the  securities   being
registered, none of which are payable by the Selling Stockholders:

Registration Statement Filing Fee                      $   200
Legal Fees and Expenses                                  5,000
Accounting fees and expenses                             4,000
Miscellaneous                                            1,000
Total                                                  $10,200

ITEM 26.    RECENT SALES OF UNREGISTERED SECURITIES

         During the past three years, the following securities were sold by the Company without registration under the Securities Act. Except as otherwise indicated, the securities were sold by the Company in reliance upon the exemption provided by Section 4 (2) of the Securities Act, among others, on the basis that such transactions did not involve any public offering and the purchasers were sophisticated with access to the kind of information registration would provide:

Shaar Fund                        5000 shares of 5% Convertible Preferred Stock.

Hoskin Consolidated Industries    1,000,000 shares of Common Stock

Item 27. Indemnification of Directors and Officers.

         Section 102 of the Delaware General Corporation Law, as amended, allows a corporation to eliminate the personal liability of directors of a corporation to the corporation or its stockholders for monetary damages for a breach of fiduciary duty as a director, except where the director breached his or her duty of loyalty, failed to act in good faith, engaged in intentional misconduct or knowingly violated a law, authorized the payment of a dividend or approved a stock repurchase in violation of Delaware corporate law or obtained an improper personal benefit. The Registrant has limited the liability of its directors for money damages in Article VIII of its Amended and Restated Certificate of Incorporation (its "Charter"), which reads as follows:

         No director of the Corporation shall be personally liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, except liability for (i) any breach of the director's duty of loyalty to the Corporation or its stockholders; (ii) any acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law; (iii) under Section 174 of the General Corporation Law; or (iv) any transaction from which the director derived any improper personal benefit. The foregoing sentence notwithstanding, if the General Corporation Law is hereafter amended to authorize further elimination or a limitation on the liability of a director of a corporation, then the liability of a director of this Corporation shall be eliminated or limited to the fullest extent permitted by the General Corporation Law, as so amended.

Any repeal or modification of this Article VIII by (i) the stockholders of the Corporation or (ii) amendment to the General Corporation Law of Delaware (unless such statutory amendment specifically provides to the contrary) shall not adversely affect any right or protection, existing immediately prior to the effectiveness of such repeal or modification with respect to any acts or omissions occurring either before or after such repeal or modification, of a person serving as a director at the time of such repeal or modification.

Section 145 of the Delaware General Corporation Law, as amended, provides that a corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation), by reason of the fact that he is or was a director, officer, employee or agent of the corporation or is or was serving at its request in such capacity in another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by him in connection with such action, suit or proceeding if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful. The Registrant has provided for indemnification of directors, officers, employees and agents in Article VII of its Charter, which reads as follows:

         The Corporation shall indemnify, and advance expenses to, its directors, officers, employees and agents, and all persons who at any time served as directors, officers, employees or agents of the Corporation, to the maximum extent permitted, and in the manner provided by, Section 145 of the Delaware General Corporation Law, as amended, or any successor provisions, and shall have power to make any other or further indemnity permitted under the laws of the State of Delaware. The indemnification provided for herein shall not be deemed exclusive of any other right to which those indemnified may be entitled under any Bylaw, agreement, vote of stockholders or disinterested directors or otherwise, both as to action in his official capacity and as to action in another capacity while holding such office, and shall continue as to a person who has ceased to be a director, officer, employee, or agent and shall inure to the benefit of the heirs, executors, and administrators of such a person.

         Any repeal or modification of this Article VIII by (i) the stockholders of the Corporation or (ii) amendment to the General Corporation Law of Delaware (unless such statutory amendment specifically provides to the contrary) shall not adversely affect any right or protection, existing immediately prior to the effectiveness of such repeal or modification with respect to any acts or omissions occurring either before or after such repeal or modification, of a person serving as a director at the time of such repeal or modification.

In addition, Section 5 of Article VII of the Bylaws of the Registrant, as amended, provides as follows:

         The Corporation shall indemnify and advance expenses to, its directors, officers, employees and agents, and all persons who at any time served as directors, officers, employees or agents of the Corporation, to the fullest extent permitted, and in the manner provided by, Section 145 of the Delaware General Corporation Law, as amended, or any successor provisions, and shall have power to make any other or further indemnity permitted under the laws of the State of Delaware. Without limiting the foregoing, to the fullest extent permitted by the Delaware General Corporation Law, the Corporation, upon approval by the Board of Directors, may purchase insurance on behalf of any person required or permitted to be indemnified pursuant to these Bylaws.

Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question of whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

Item 27. Exhibits and Financial Statement Schedules.

            (a)         Exhibits:

                3.1       --     Certificate  of  Incorporation  of the  Company
                                 (including Certificate of Designation)

                3.2       --     Bylaws of the Company.

                4.1       --     Specimen Common Stock Certificate.

               10.1       --     Incentive  Stock  Option  Plan  for  Employees,
                                 Directors, Consultants and Advisers.

               10.2       --     Exchange  of  Stock   Agreement   and  Plan  of
                                 Reorganization  dated  July  16,  1996  by  and
                                 between  the  Company  (formerly  known as CEEE
                                 Group  Corporation),   Edward  Cowle,   Deworth
                                 Williams, Atlantic International Capital, Ltd., and each of the former stockholders of Atlantic
                                 International  Capital, Ltd. listed on Schedule
                                 I thereto.

               10.3       --     Amendment No. 1 to Exchange of Stock  Agreement
                                 and Plan of  Reorganization  dated September 5,
                                 1996 by and between the Company (formerly known
                                 as  CEEE  Group  Corporation),   Edward  Cowle,
                                 Deworth   Williams,    Atlantic   International
                                 Capital,   Ltd.,   and   each  of  the   former
                                 stockholders of Atlantic International Capital,
                                 Ltd. listed on Schedule I thereto.

               10.4       --     Agreement  and  Plan  of  Merger  dated  as  of
                                 November    18,    1996,    between    Atlantic
                                 International Entertainment, Ltd., a Delaware corporation and CEEE Group Corporation, Ltd., a
                                 Colorado corporation.

               10.5       --     Purchase and Sale  Agreement  dated as of April
                                 15,  1996  by  and  between  the  Company,  RAM
                                 Associates and James A Dougherty.

               10.6       --     Agreement  for Purchase and Sale of Stock dated
                                 as of December 15, 1996 by and between the Company, Atlantic International Entertainment,
                                 NV and Australian Advisers, Ltd.

               10.7       --     Agreement  for Purchase and Sale of Stock dated
                                 as of January 31, 1997 by and between the Company and Eminet Domain, Inc.

               10.8       --     Securities  Purchase  Agreement  dated April 3,
                                 1998 by and  between  the Company and The Shaar
                                 Fund

               10.9       --     Employment  Agreements with Richard Iamunno and
                                 Norman Hoskin

              *23.1       --     Consent of Moore Stephens, P.C.

              *23.2       --     Consent of Harry Winderman,  Esq.,  included in
                                 Exhibit 5

              *25.0       --     Power of  Attorney,  included on the  signature
                                 page to this Registration Statement

__________________________
  * Included herein.

ITEM 28.    UNDERTAKINGS.

The undersigned registrant hereby undertakes:

         (1) File, during any period in which it offers or sales securities, a post-effective amendment to this registration statement to;

            (i) Include any prospectus required by Section 10 (a) (3) of the Securities Act of 1993;

            (ii)  Reflect  in  the   prospectus   any  facts  or  events  which,
                  individually or together, represent a fundamental change in the information in the registration statement;

            (iii) Include any additional or changed material  information on the plan of distribution.

            (2) For determining liability under the Securities Act of 1933, treat each post- effective amendment as a new registration statement of the securities offered, and in the offering of such securities at that time to be the initial bona fide offering.

            (3) File a post-effective amendment to remove from registration any of the securities that remain unsold at the end of the offering.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the small business issuer pursuant to the foregoing provisions, or otherwise, the small business issuer has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.

In the event that a claim for indemnification against such liabilities (other than the payment by the small business issuer of expense incurred or paid by a director, officer or controlling person of the small business issuer in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the small business issuer will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question of whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES

         Pursuant to the requirements of the Securities Act of 1933, the Registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized in Boca Raton, Florida, on the 22th day of June, 1998.


                                  ATLANTIC INTERNATIONAL ENTERTAINMENT, LTD.

                                  By: NORMAN J. HOSKIN
                                      --------------------
                                      Norman J. Hoskin
                                      Chairman of the Board

                                POWER OF ATTORNEY

         KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below hereby constitutes and appoints Norman J. Hoskin and Richard Iamunno and each of them, as his true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution, for him and in his name, place, and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this Registration Statement, or any related registration statement that is to be effective upon filing pursuant to Rule 462(b) under the Securities Act of 1933, as amended (the "Securities Act"), and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in connection therewith, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or any of them, or their, or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

         Pursuant to the requirements of the Securities Act, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.


           SIGNATURE                           TITLE                    DATE
           ---------                           -----                    ----

/S/  NORMAN J. HOSKIN                   Chairman of the Board,     June 22,1998
-------------------------------         Secretary, and Treasurer
     Norman J. Hoskin

/S/  RICHARD A. IAMUNNO                 President, Chief           June 22, 1998
-------------------------------         Executive Officer
     Richard A. Iamunno                 and Director

/S/  DAVID HALABURDA                    Chief Financial Officer    June 22, 1998
-------------------------------         (principal accounting
     David Halaburda                    officer)

/S/  STEVEN D. BROWN                    Director                   June 22, 1998
-------------------------------
     Steven D. Brown

/S/  JEFFREY HURWITZ                    Director                   June 22, 1998
-------------------------------
     Jeffrey Hurwitz

/S/  DR. LEONARD HAIMES                 Director                   June 22, 1998
-------------------------------
     Dr. Leonard Haimes



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